SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CENTERSTATE BANKS, INC.

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CENTERSTATE BANKS, INC.

March 16, 2016

TO THE SHAREHOLDERS OF

CENTERSTATE BANKS, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of CenterState Banks, Inc. which will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 28, 2016 beginning at 10:00 a.m.

The accompanying notice of meeting and proxy statement more fully describe the business to be transacted at the Annual Meeting. The Board of Directors recommends that you vote “FOR” each of the matters presented by the Company at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your proxy by telephone or over the Internet or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting by telephone, over the Internet or by written proxy will assure your representation at the Annual Meeting regardless whether you attend in person.

Thank you for your support during the past year.

Sincerely,

/s/ Ernest S. Pinner	/s/ John C. Corbett

Ernest S. Pinner	John C. Corbett
Executive Chairman	President and Chief Executive Officer

CENTERSTATE BANKS, INC.

42745 U.S. HIGHWAY 27

DAVENPORT, FL 33837

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2016

Notice is hereby given that the Annual Meeting of Shareholders of CenterState Banks, Inc. (“CenterState”) will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 28, 2016 beginning at 10:00 a.m. (“Annual Meeting”), for the following purposes:

1.	Elect Directors. To elect directors to serve until the Annual Meeting of Shareholders in 2017.

2.	Advisory Approval of Executive Compensation. To vote on an advisory resolution to approve the compensation of our Named Executive Officers.

3.	Ratify Appointment of Independent Auditors. To ratify the appointment of Crowe Horwath LLP as CenterState’s independent registered public accounting firm for the year ending December 31, 2016.

4.	Other Business. To transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 29, 2016 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to vote by internet or telephone, or by requesting a paper proxy card and completing, signing and returning it by mail. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously voted, by revoking your proxy vote at any time prior to its exercise.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting: This Proxy Statement and CenterState’s Annual Report on Form 10-K are also available at www.proxyvote.com. Our Proxy Statement is attached to this Notice of Annual Meeting of Shareholders. The financial and other information concerning CenterState is contained in our Annual Report on Form 10-K for the year ended December 31, 2015. On or about March 16, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of February 29, 2016 and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ernest S. Pinner

Ernest S. Pinner
March 16, 2016	Executive Chairman

YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY BY TELEPHONE, THE INTERNET OR BY SIGNING THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

Please vote as promptly as possible by signing, dating and returning the Proxy Card

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

CENTERSTATE BANKS, INC.

TO BE HELD ON

APRIL 28, 2016

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of CenterState Banks, Inc. (“we,” “our,” “us,” “Company,” “CenterState,” or “CenterState Holding Company”) in connection with the solicitation of proxies by the Board of Directors of CenterState from holders of our outstanding shares of the $.01 par value common stock (“CenterState common stock”) for use at the Annual Meeting of Shareholders of CenterState to be held on Thursday, April 28, 2016, and at any adjournment or postponement thereof (“Annual Meeting”). The Annual Meeting is being held to (i) elect directors to serve until the Annual Meeting of Shareholders in 2016, (ii) vote on an advisory resolution to approve the compensation of our named executive officers, (iii) ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2016 and (iv) transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. This Proxy Statement is dated March 16, 2016, and it and the accompanying notice and form of proxy are first being mailed to our shareholders on or about March 16, 2016.

Our principal executive office is located at 42745 U.S. Highway 27, Davenport, Florida 33837. Our telephone number at such office is (863) 419-7750.

Record Date and Outstanding Shares

Our Board of Directors has fixed the close of business on February 29, 2016, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of CenterState common stock at the close of business on such date will be entitled to vote at the Annual Meeting. At the close of business on such date, there were 45,651,827 shares of CenterState common stock outstanding and entitled to vote. We have approximately 1,135 registered shareholders of record, as reported by our transfer agent, Continental Stock Transfer & Trust Company, as of the record date.

Quorum and Voting Procedures

A quorum for the Annual Meeting consists of the holders of a majority of the outstanding votes entitled to be cast on a matter at the Annual Meeting, present in person or represented by proxy. The shares of common stock represented by properly executed proxies will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Holders of CenterState common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of CenterState common stock held of record at the close of business on February 29, 2016. The affirmative vote of the holders of a plurality of shares of CenterState common stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of directors. If a quorum is present, the advisory resolution to approve the compensation of our named executive officers (Proposal 2), and the ratification of the appointment of our independent registered public accounting firm (Proposal 3) will be approved if the votes cast favoring each such Proposal exceed the votes cast opposing the Proposal. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposal 1 or Proposal 2.

As we have in past years, we are again using the Notice and Access rule adopted by the Securities and Exchange Commission (the “SEC”) to provide access to our proxy materials to certain shareholders over the Internet instead of mailing a printed copy of the proxy materials to each shareholder. As a result, on or about March 16, 2016, we mailed to most shareholders only a Notice of Internet Availability of Proxy Materials (the “Notice”) that tells them how to access and review the information contained in the proxy materials over the Internet and how to vote their proxies by telephone or over the Internet. If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions for requesting printed copies included in the Notice.

If your shares are registered in your name, you may vote your shares by telephone, by Internet or by completing, signing, dating and returning the proxy card in the postage-paid envelope provided. Simply follow the easy instructions on the proxy card or Notice provided. You may also vote in person at the annual meeting. Execution of the proxy card or voting by telephone or by the Internet will not affect your right to attend the Annual Meeting. If your shares are held in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares by telephone or by the Internet, or by signing, dating and returning the voting instructions form in the enclosed postage-paid envelope. If you desire to vote in person at the Annual Meeting, you must provide a legal proxy from your bank, broker or other nominee.

Shares of CenterState common stock represented by a properly executed proxy, if such proxy is received prior to the vote at the Annual Meeting and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CENTERSTATE COMMON STOCK WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF CENTERSTATE OF THE NOMINEES LISTED BELOW, FOR APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Revocability of Proxies

A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Secretary, (ii) properly submitting to our Secretary a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, Florida 33837, Attention: Ernest S. Pinner, Chairman.

Solicitation of Proxies

In addition to the solicitation by mail, our officers and employees and those of our subsidiaries, without additional compensation, may solicit proxies in favor of the proposals, if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the shares of our common stock where appropriate, and we will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of proxies for the Annual Meeting will be borne by us.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Annual Meeting is being held to elect directors to serve a one-year term of office. Each of our directors serves for a term expiring at the next Annual Meeting of Shareholders, and until his successor is duly elected and qualified. Accordingly, the terms of each member of the Board expire at the Annual Meeting. The individuals nominated for election as directors at the Annual Meeting will serve for a one-year term expiring at the Annual Meeting of Shareholders in 2017.

All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the election of the nominees listed below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINEES LISTED BELOW.

The following tables set forth the name and age of each nominee or director continuing in office, a description of his position and offices with CenterState other than as a director, if any, and a description of his principal occupation and business experience during at least the last five years. As to our directors, the following also sets forth the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of CenterState. For information concerning compensation of directors, membership on committees of the Board of Directors, number of meetings held and director attendance history, see “DIRECTOR COMPENSATION.”

James H. Bingham, (Age: 67); Year first elected a Director: 1999;  Mr. Bingham founded Bingham Realty, Inc. in 1974, which specializes in the brokerage and management of commercial properties. He is also President of Concire Centers, Inc., a commercial real estate development company, and has been actively involved with the acquisition and development of commercial real estate throughout Florida throughout his career. He has been an active member of the International Conference of Shopping Centers for over twenty years. Mr. Bingham was one of the original directors of the Company and has served as a director for over fifteen years. He also has twenty years of experience as a director of CenterState Bank, N.A., one of the Company’s former subsidiary banks which merged together into a single subsidiary in 2010. Mr. Bingham’s forty plus years of experience in the real estate business, from the perspective of both the borrower and lender, is a valuable resource and insight that is shared with the Board as it sets real estate lending strategy and policy.

G. Robert Blanchard, Jr., (Age: 52); Year first elected a Director: 2005;  Mr. Blanchard is Chairman and President of WRB Enterprises, Inc., a diversified holding company. Mr. Blanchard has served as a director of The Bank of Tampa, a $1.4 billion commercial bank in Tampa, Florida, since 1997. He has served as a director of the Company since 2005. He was a founding director of CenterState Bank of Florida, N.A., which the Company acquired in 2002. He also was a director of CenterState Bank, N.A. which was merged into our subsidiary bank in 2010. In addition to his many years of experience as a director of various banks, Mr. Blanchard also contributes his organizational skills and experience from operating a variety of corporations.

C. Dennis Carlton, (Age: 63); Year first elected a Director: 2008;  Mr. Carlton is President and owner of Mid-State Realty Company (1975 – present) and a cattle rancher and citrus grower (1976 – present). He is also a director of Farm Credit of Central Florida, an active investor in the central Florida real estate industry, including citrus groves, land acquisition and development, office buildings and mini warehouses. Mr. Carlton was a founding director of Valrico State Bank, and served as a director on its board for over twenty years. Mr. Carlton is highly skilled and knowledgeable about real estate in central Florida and his insight and opinion regarding real estate values and operations is a valuable resource which is frequently used by the Board and the Company.

Michael F. Ciferri, (Age: 66); Year first elected a Director: 2014;  Mr. Ciferri, a West Point graduate, has enjoyed a successful 38 year business career starting and purchasing multiple businesses in the United States and the United Kingdom primarily focused on manufacturing, sales and real estate. He currently is President of several family businesses including a management company, a manufacturer’s representative company, a horse ranch and a liquid fertilizer manufacturer company. Mr. Ciferri was a founding director of Gulfstream Business Bank, serving as a director for 14 years and serving as the Chairman of Gulfstream’s holding company board for 10 years. He was also a past director of the Barnett Bank of the Treasure Coast. Mr. Ciferri’s extensive experience in strategic planning, identifying and evaluating businesses and business opportunities, and developing management teams is a valuable asset to the Company and the Board.

John C. Corbett, (Age: 47); Year first elected a Director: 2011;  Mr. Corbett was promoted to President and Chief Executive Officer of the Company during 2015, succeeding the Company’s long time President and CEO, Ernest S. Pinner, who will continue with the Company in his new role as Executive Chairman of the Board of Directors. Mr. Corbett was the Executive Vice President of the Company (2007 to 2015) and he is also the President, Chief Executive Officer and a Director of CenterState Bank of Florida, N.A., (2003 to present). Prior to becoming President and CEO of the subsidiary bank he served as its Executive Vice President and Chief Credit Officer (2000 to 2003). Prior to joining CenterState Bank of Florida, N.A. in 1999, he worked with Mr. Pinner as Vice President of Commercial Banking at First Union National Bank in Florida (1990 to 1999). Because of his leadership roles since the founding of the Company, he brings a strong historical perspective and working knowledge of our Company which the Board believes contributes considerable value as part of the Board’s deliberations and decision making process.

Griffin A. Greene, (Age: 57); Year first elected a Director: 2012;  Mr. Greene is President of Greene’s Citrus Management, Inc. and an officer or partner in numerous family owned citrus businesses including grove ownership, management and marketing of citrus. Mr. Greene served on the Board of Indian River National Bank from 1999 through 2004 and served as its Chairman from 2002 through 2004. Mr. Greene also served on the Board of Directors of Alabama National Bancorp from 2004 until it was acquired by RBC Bank in 2009. Mr. Greene also served on the Audit Committee of the Board and as the Audit Committee Chairman from 2006 to 2008. From 1995 to 1999 Mr. Greene served on the Governing Board of the St. Johns River Water Management District. Mr. Greene’s long tenure in banking as well as small businesses gives him insight into the lending relationship necessary for sound and effective lending. Mr. Greene is a graduate of the University of Florida.

Charles W. McPherson, (Age: 68); Year first elected a Director: 2012;  Mr. McPherson is the Company’s lead independent director and Vice Chairman of the Board of Directors. He is a retired executive with thirty-eight years of experience as a senior level banking executive in Central Florida. Mr. McPherson served as Chairman, President and CEO of SunTrust Bank, Mid-Florida, a $1.5 billion bank with 26 branches in Central Florida between 1988 and 2008. Previously, he was the Chairman, President and CEO of Sun First National Bank of Polk County (1986 – 1988); Group President of Sun First National Bank of Polk County (1984 – 1986); Chairman, President and CEO of Flagship State Bank of Polk County (1979 – 1984); and Executive Vice President of Flagship Bank of Okeechobee (1974 – 1979). Mr. McPherson has served as a director of the Company’s subsidiary bank, CenterState Bank of Florida, N.A. since April 2011 and on the bank’s Trust committee. Mr. McPherson brings his lengthy and extensive experience and his historical and in-depth insight from both the perspective of our industry and its evolution, as well as from the perspective of the primary markets that the Company serves.

G. Tierso Nunez II, (Age 62); Year first elected a Director: 2004;  Mr. Nunez has been a Certified Public Accountant since 1976 and has served as President and owner of G.T. Nunez & Associates, P.A., a public accounting firm since 1992. During his career, Mr. Nunez served as an independent auditor in the public accounting field for 32 years and two years as the Chief Financial Officer of a Florida banking institution. Mr. Nunez spent the first ten years of his career as an auditor with Coopers and Lybrand, now known as PricewaterhouseCoopers (PwC), of which three years were spent on a special assignment in the Firm’s National Office in New York City. Since 2004, Mr. Nunez has served as the designated financial expert on the Audit Committee of CenterState Banks, Inc., and as Chairman of the Company’s Audit Committee since 2011. Mr. Nunez brings a wealth of experience both as a preparer and auditor of financial statements of public and private enterprises.

Thomas E. Oakley, (Age 73); Year first elected a Director: 2002;  Mr. Oakley is President of both Oakley Groves, Inc., an integrated citrus business including grove ownership, grove management and trucking company related to the distribution of citrus products, and Oakley Transport, Inc., a national transportation company hauling liquid food grade products. He was also a past director of Alico, Inc., a public company (agricultural and land management business) (1992 – 2005). Mr. Oakley has been a director of the Company since 2002, and was a founding director of CenterState Bank of Florida, N.A., which was acquired by the Company in 2002. Mr. Oakley serves on the Company’s compensation committee and nominating committee. Mr. Oakley energetically contributes his many years of experience as an entrepreneur and his skills for formulating and evaluating business strategies.

Ernest S. Pinner, (Age 68); Year first elected a Director: 2002;  During 2015, Mr. Pinner stepped down from his role as President and CEO of the Company, which he handed off to his long-time colleague, John C. Corbett, and has assumed his new role as Executive Chairman of the Board of Directors. Mr. Pinner has been actively involved in the banking business in Central Florida over the past fifty years. Mr. Pinner is also the chairman of the Company’s subsidiary bank. He was the founding President and CEO of CenterState Bank of Florida, N.A., which was acquired by the Company in 2002. He was a director of CenterState Bank MidFlorida, N.A., which was acquired by the Company in 2006. Prior to joining the Company in 1999, he had a lengthy career with First Union Bank and was the area President and Senior Vice President of First Union National Bank between 1986 and 1999. Mr. Pinner brings a lifetime of banking experience at all levels of a financial institution (both regional and community banking) to the Board of Directors of CenterState.

William Knox Pou, Jr. (Age 59); Year first elected a Director: 2012;  Mr. Pou is the Executive Vice President of W.S. Badcock Corporation (dba Badcock Home Furniture & More) where he is responsible for the retail operations of stores in eight states throughout the southeastern United States. Mr. Pou has spent his entire adult life with this organization and has been involved in all aspects of its operations including the consumer credit division as well as personally owning and operating several stores between 1979 and 1998 as an independent dealer. Mr. Pou is a director of CenterState Bank of Florida, N.A., the Company’s subsidiary bank, where he has served on several board committees. He was also a founding director of the First National Bank of Polk County in 1992, one of the initial three banks which were merged together to form the Company. Mr. Pou’s value to the Board comes from his thirty plus years of experience and insight in consumer credit and collections as well as his experiences and skill operating multi-unit, multi-state operations. Mr. Pou is a graduate of Mercer University, Macon, Georgia.

Daniel R. Richey (Age 57); Year first elected a Director: 2014;  Mr. Richey has been in the citrus business in Florida for the past 35 years. Mr. Richey is President and CEO of a large grapefruit packing company and exporter in Florida. He also operates a harvesting company and consulting company servicing the agricultural industry throughout the US. He was past Chairman of the Florida Citrus Commission, President and Chairman of the Indian River Citrus League, President of the Florida Citrus Packers and was selected by the U.S. Secretary of Agriculture in 2006 to serve on the Advisory Committee to the Secretary. In November 2014, Mr. Richey was selected by the U.S. Trade Representative and the U.S. Secretary of Agriculture to serve on the Agricultural Trade Advisory Committee. Mr. Richey served on the Board of Directors of Indian River National Bank between 1996 and 2008 and of Gulfstream Business Bank between 2008 and 2014. Mr. Richey’s long and extensive experience in the agricultural business in Florida and recent experience as a bank board member at two local community banks provides valuable insight to the Company and the Board.

Joshua A. Snively (Age 51); Year first elected a Director: 2012;  Mr. Snively is Executive Vice President of Chemistry Research of Flotek Industries, Inc. and President of its wholly owned subsidiary, Florida Chemical Company, Inc. Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and downhole drilling and production equipment. Flotek acquired Florida Chemical in 2013, a leading manufacturer and supplier of citrus oils to global markets. He has been with that company since 1995 and was instrumental in transforming the company from a family-owned and operated business to a professionally managed operation with an independent board of directors. Prior to joining Florida Chemical, Mr. Snively was Vice President of Commercial Agriculture Finance at SunTrust Bank and was a commercial lender for Farm Credit of Central Florida. He graduated with a B.S. in Finance and Citrus Management from Florida Southern College. Mr. Snively has been serving as a director of the Company’s subsidiary bank since January 2009. He is also the chairman of the subsidiary bank’s loan committee and also serves on the Company’s compensation committee. Mr. Snively’s commercial finance experience and his understanding of family owned businesses provides valuable insight to the Company as it develops its lending strategy and policy.

Director Independence

CenterState’s common stock is listed on the NASDAQ Global Select Market. NASDAQ requires that a majority of CenterState’s directors be “independent,” as defined by the NASDAQ’s rules. The Board of Directors has determined that a majority of our directors are independent. In determining director independence, the Board considers all relevant facts and circumstances, including the NASDAQ rules. The Board considers the issue not only from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board of Directors has determined that all 11 of our non-management directors are independent under the NASDAQ guidelines. As members of management, Messrs. Pinner and Corbett are not considered independent.

Board Leadership Structure and the Board’s Role in Risk Oversight

During 2015, the Company separated the roles of Chief Executive Officer and Chairman of the Board. Prior to 2015, Mr. Pinner was the Chief Executive Office and Chairman for many years. Effective July 17, 2015, upon Mr. Pinner’s recommendation, the Board appointed Mr. Corbett President and Chief Executive Officer and Mr. Pinner assumed a new role as Executive Chairman of the Board of Directors, effectively separating the roles of CEO and Chairman. However, the Board maintains flexibility with respect to combining or separating the positions of Chairman and Chief Executive Officer. The Board believes such flexibility permits CenterState to select the most qualified candidate for the position of Chairman, including a member of management, if the Board believes he or she will provide the most effective leadership for CenterState. As Executive Chairman, Mr. Pinner’s duties include:

•	Developing agendas, in consultation with management and other directors, and presiding over Board meetings;

•	Conducting shareholders’ meetings;

•	Taking the lead in ensuring Board compliance with corporate governance policies and in setting the tone for ethical business conduct;

•	Interviewing potential director candidates, and coordinating with the Nominating Committee on director, Committee and Chair appointments;

•	Subject to any independence limitations, sitting as an ex officio member of Board Committees of which the Chair is not otherwise a member;

•	Identifying the development needs of the Board as a whole to enhance its overall effectiveness; and

•	Assist the CEO with developing and enhancing relationships with major customers, shareholders and analysts.

Charles W. McPherson is the Company’s lead independent director and Vice Chairman of the Board of Directors. Mr. McPherson’s duties include:

•	Providing input to and assist the Executive Chairman in developing Board agendas;

•	Coordinating with the Executive Chairman regarding information to be provided to the independent directors in performing their duties;

•	Chairing the regular meetings and executive sessions of independent directors without management or non-independent directors present;

•	Chairing the regular meetings of the Board of Directors in the absence of the Executive Chairman; and,

•	Acting as a liaison between the independent directors and the Executive Chairman and/or the Chief Executive Officer.

The CenterState Board believes that its leadership structure reinforces its risk oversight. CenterState has been, and continues to be, a strong advocate of Board independence and has put into place measures to see that its directors provide independent oversight. The Board believes that it also has established substantial independent oversight of management. For example, 11 of the 13 CenterState director nominees are independent under Nasdaq guidelines. In addition, each of the Board’s major committees, including the Audit, Compensation, and Nominating Committees, is comprised solely of independent directors. Also, as indicated above, CenterState’s non-management directors meet in executive session periodically without management in attendance. This means that oversight of critical matters such as the integrity of CenterState’s financial statements, executive compensation (including compensation of the executive officers), the selection of directors and the evaluation of the Board and key Committees is entrusted to independent directors.

Management is responsible for day-to-day management of the risks CenterState faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board manages its risk oversight function of CenterState as follows. First, the Audit Committee, whose members are independent as defined above, meet with management, internal audit personnel and the Company’s independent auditors each quarter to review the earnings press release and Form 10-Q. They ask questions of management as well as the auditors. Each quarter, they have the opportunity to meet with the independent auditors privately, without management present. All of the Board members receive monthly written reports which include month to date and year to date financial metrics as well as credit metrics. The financial data is compared to the annual budget which is approved by the Board on an annual basis. Second, the Compensation Committee, whose members are also independent, has hired a professional compensation consultant, and has met with the consultant, with management present and without management present, and based on the reports of the consultant has determined that the Company’s compensation incentive programs do not encourage unnecessary risks that could threaten the value of the institution. Lastly, at the close of each Board of Directors meeting during the past year (excluding telephonic meetings) the directors have an opportunity to convene an executive session, in private, without any management present. The Board does not believe that CenterState’s compensation policies and practices encourage excessive or unnecessary risk-taking or are reasonably likely to result in a material adverse effect on CenterState.

Additional Corporate Governance Information and Code of Ethics

For additional information about our corporate governance, please refer to our website at www.centerstatebanks.com under Investor Relations/Governance Documents. Information available at this website includes our Code of Ethics and the charters of each of the committees of the Board. This information is also available in print, free of charge upon request addressed to: CenterState Banks, Inc., Attention: Chairman of the Board of Directors, 42745 U.S. Highway 27, Davenport, Florida 33837.

Information about the Board of Directors and Its Committees

Our Board of Directors held 10 meetings during the year ended December 31, 2015, of which 4 were by telephone. See “DIRECTOR COMPENSATION” for a history of attendance by each director. Our Board of Directors appointed three committees during 2015. Certain information regarding the functions of these standing committees, their membership, and the number of meetings held during 2015 follows:

For information regarding our Nominating Committee, see “DIRECTOR COMPENSATION” and “NOMINATING COMMITTEE.”

For information regarding our Audit Committee, see “DIRECTOR COMPENSATION” and “AUDIT COMMITTEE REPORT.”

For information regarding our Compensation Committee, see “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” “DIRECTOR COMPENSATION” and “COMPENSATION COMMITTEE REPORT.”

We do not have a policy that requires directors to attend the Annual Meeting. All members of the Board attended last year’s Annual Meeting, except Mr. Ciferri. All are expected to be present at our 2016 Annual Meeting.

Senior Executive Officers

The following is a list of our Senior Executive Officers (“NEOs”), (also referred to as named executive officers) and all positions held by them in CenterState, including the period each such position has been held, a brief account of their business experience during at least the past five years and certain other information including their ages. Executive officers are appointed annually at the organizational meeting of the Board of Directors, which follows our annual meeting of shareholders, to serve until a successor has been duly elected and qualified or until his death, resignation, or removal from office. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

John C. Corbett, (Age 47);  President and Chief Executive Officer effective July 17, 2015; Executive Vice President of CenterState Holding Company (2007 – 2015) and Director (2011 to present); President, Chief Executive Officer and Director of CenterState Bank of Florida, N.A. (2003 to present); Executive Vice President and Chief Credit Officer of CenterState Bank of Florida, N.A. (2000 – 2003); Vice President of Commercial Banking at First Union National Bank in Florida (1990 – 1999). Mr. Corbett is the brother-in-law of Mr. Young, the Company’s Treasurer and the Executive Vice President and Chief Operating Officer of the Company’s subsidiary bank.

Ernest S. Pinner, (Age 68);  Chairman of the Board (2004 to present), Chief Executive Officer and President (2002 to July 17, 2015) and Executive Vice President (2000 – 2001) of CenterState Holding Company; Chairman of CenterState Bank Central Florida, N.A. and CenterState Bank, N.A. (2002 to December 2010, at which time these two banks were merged into CenterState Bank of Florida, N.A.); Chairman of CenterState Bank of Florida, N.A. (2002 to present); Director of Valrico State Bank (2007 through its June 2012 merger into CenterState Bank of Florida, N.A.); President and Chief Executive Officer of CenterState Bank of Florida N.A. (2000 – 2003); Chairman of CenterState Bank Mid Florida (2004 – 2007); Area President and Senior Vice President of First Union National Bank (1986 – 1999).

James J. Antal, (Age 64);  Senior Vice President, Chief Financial Officer and Corporate Secretary of CenterState Holding Company (1999 to present); self-employed certified public accountant (1998 – 1999); Senior Vice President, Chief Financial Officer and Treasurer of Trumbull Savings and Loan Company (1992 – 1998); Senior Vice President and Chief Financial Officer of Metropolitan Savings Bank of Cleveland (1984 – 1992); Auditor and consultant with Deloitte & Touche, LLP, Cleveland office (1981 – 1984).

Stephen D. Young, (Age 39);  Corporate Treasurer of CenterState Holding Company (May 2010 to present); Executive Vice President and Chief Operating Officer of CenterState Bank of Florida, N.A. (December 2010 to present); Executive Vice President and Chief Financial Officer of CenterState Bank of Florida, N.A. (2002 – 2010); and senior auditor with Deloitte & Touche LLP (1998 – 2001). Mr. Young is the brother-in-law of Mr. Corbett, the Company’s Chief Executive Officer and President and President and CEO of the Company’s subsidiary bank.

Daniel E. Bockhorst, (Age 52);  Corporate Chief Risk Officer (2010 to present) and Executive Vice President of subsidiary bank, CenterState Bank of Florida, N.A. effective December 2010. Director of special loans, Florida, for the Royal Bank of Canada, USA (2008 – 2010); Executive Vice President and Senior Lender for Indian River National Bank (2004 – 2008); Senior Vice President Commercial Lender, Fifth Third Bank (1986 – 2004).

John E.Tranter, (Age 60);  Chief Banking Officer and Executive Vice President of subsidiary bank, CenterState Bank of Florida, N.A. (2014 to present). Vice-Chairman, President and Chief Executive Officer of Gulfstream Business Bank and its holding company (from 1999 until it was acquired by CenterState in January 2014). Mr. Tranter was also one of the founders and largest shareholder of Gulfstream. Prior to Gulfstream, Mr. Tranter spent 19 years with Barnett Bank and was an Executive Vice President Senior Lender when he left in 1999.

Management and Principal Stock Ownership

The following sets forth, as of February 29, 2016, the stock ownership of each of our directors and nominees for directors, our named executive officers, and all directors and executive officers as a group. To our knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on February 29, 2016 were: Capital World Investors (5.83%), 333 South Hope Street, Los Angeles, CA 90071; Forest Hill Capital, LLC and Mark Lee (5.80%); and BlackRock, Inc. (6.82%), 40 East 52nd Street, New York, NY 10022.

Director Nominees	Amount and Nature of Beneficial Ownership (a)	Percentage of CenterState common stock (a)
James H. Bingham	133,535 shares (b)	0.29%
G. Robert Blanchard, Jr.	326,384 shares (c)	0.71%
C. Dennis Carlton	169,440 shares (d)	0.37%
Michael F. Ciferri	304,218 shares (e)	0.67%
John C. Corbett	116,005 shares (f)	0.25%
Griffin A. Greene	57,649 shares (g)	0.13%
Charles W. McPherson	18,725 shares (h)	0.04%
G. Tierso Nunez II	25,865 shares (i)	0.06%
Thomas E. Oakley	219,944 shares (j)	0.48%
Ernest S. Pinner	178,289 shares (k)	0.39%
William K. Pou, Jr.	77,364 shares (l)	0.17%
Daniel R. Richey	41,193 shares (m)	0.09%
Joshua A. Snively	19,898 shares (n)	0.04%

Named Executives	Amount and Nature of Beneficial Ownership (a)	Percentage of CenterState common stock (a)
John C. Corbett	116,005 shares (f)	0.25%
Ernest S. Pinner	178,289 shares (k)	0.39%
James J. Antal	73,165 shares (o)	0.16%
Stephen D. Young	68,802 shares (p)	0.15%
Daniel E. Bockhorst	30,804 shares (q)	0.07%
John E. Tranter	167,529 shares (r)	0.37%

All Directors, Director Nominees and Executive
Officers as a group
(17 individuals)	2,028,809 shares	4.42%

Other 5% owners
Capital World Investors (aa)	2,660,461 shares (aa)	5.83%
Forest Hill Capital, LLC (ab)	2,645,489 shares (ab)	5.80%
BlackRock, Inc. (ac)	3,112,440 shares (ac)	6.82%

(a)	Information relating to beneficial ownership of CenterState common stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from February 29, 2016. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, nominees and directors continuing in office are named as beneficial owners of shares as to which they may disclaim any beneficial interest.

(b)	James H. Bingham. The nature of his beneficial ownership is as follows: 46,934 shares are held by a trust he controls, 1,976 shares are owned jointly with his spouse, 3,512 shares are owned by a company he controls, 705 shares are owned by a dependent child, 74,408 shares are owned individually, including those held in his retirement account, and 6,000 shares represent presently exercisable options. (No shares are pledged as security.)

(c)	G. Robert Blanchard, Jr. The nature of his beneficial ownership is as follows: 11,350 shares are owned individually, 309,034 shares are owned by a corporation he controls and 6,000 shares represent presently exercisable options. (237,350 shares are pledged as security.)

(d)	C. Dennis Carlton. The nature of his beneficial ownership is as follows: 65,422 shares are held by several Trusts he controls, 103,018 shares are owned individually and 1,000 shares represent presently exercisable options. (99,312 shares are pledged as security.)

(e)	Michael F. Ciferri. The nature of his beneficial ownership is as follows: 102,531 shares are owned by a corporation or partnership he controls, 114,807 shares are owned individually and 86,880 shares are owned by his spouse. (111,101 shares are pledged as security.)

(f)	John C. Corbett. The nature of his beneficial ownership is as follows: 4,490 shares are owned by his IRA account, 67,285 shares are owned individually, 8,230 are restricted shares issued but not vested (i.e. they can be voted and are included in total outstanding common shares) and 36,000 shares represent presently exercisable options. (No shares are pledged as security.)

(g)	Griffin A. Greene. The nature of his beneficial ownership is as follows: 23,799 shares are held individually including an IRA and SEP, 21,350 shares are owned jointly with spouse, 9,850 shares are owned by a partnership he controls and 2,650 shares are owned individually. (No shares are pledged as security.)

(h)	Charles W. McPherson. The nature of his beneficial ownership is 15,019 shares owned by a Trust he controls and 3,706 shares are owned individually. (No shares are pledged as security.)

(i)	George Tierso Nunez II. The nature of his beneficial ownership is as follows: 19,865 shares are owned individually and within his IRA and 6,000 shares represent presently exercisable options. (No shares are pledged as security.)

(j)	Thomas E. Oakley. The nature of his beneficial ownership is as follows: 153,266 shares are owned by a Trust he controls, 690 shares are owned by his child, 900 shares are owned by his spouse, 59,088 shares are owned individually and 6,000 shares represent presently exercisable options. (139,648 shares are pledged as security.)

(k)	Ernest S. Pinner. The nature of his beneficial ownership is as follows: 91,260 shares are owned individually including amounts in his IRA, 51,037 are restricted shares issued but not vested (i.e. they can be voted and are included in total outstanding common shares), 26,000 shares represent presently exercisable options and 9,992 shares that will vest and be issued on March 6, 2016. (32,180 shares are pledged as security.)

(l)	William K. Pou, Jr. The nature of his beneficial ownership is as follows: 63,891 shares are owned jointly with his spouse, 9,767 shares are owned by a Trust he controls and 3,706 shares are owned individually. (No shares are pledged as security.)

(m)	Daniel R. Richey. The nature of his beneficial ownership is as follows: 13,228 shares are owned by corporations he controls, 8,135 shares are owned by his IRA, 5,924 are owned jointly with his spouse and 13,906 shares are owned individually. (No shares are pledged as security.)

(n)	Joshua A. Snively. The nature of his beneficial ownership is as follows: 11,398 shares are owned individually and 8,500 are owned joint with his spouse. (No shares are pledged as security.)

(o)	James J. Antal. The nature of his beneficial ownership is as follows: 25,076 are owned by a Trust he controls, 1,026 are owned individually and 3,063 are restricted shares issued but not vested (i.e. they can be voted and are included in total outstanding common shares) and 44,000 shares represent presently exercisable options. (No shares are pledged as security.)

(p)	Stephen D. Young. The nature of his beneficial ownership is as follows: 35,074 shares are owned individually, 2,728 are restricted shares issued but not vested (i.e. they can be voted and are included in total outstanding common shares) and 31,000 shares represent presently exercisable options. (No shares are pledged as security.)

(q)	Daniel E. Bockhorst. The nature of his beneficial ownership is as follows: 11,000 shares are owned jointly with his spouse, 1,000 shares are owned by his spouse’s IRA, 10,734 shares are owned by his IRA, 2,106 are restricted shares issued but not vested (i.e. they can be voted and are included in total outstanding common shares), 4,464 shares owned individually and 1,500 shares represent presently exercisable options. (No shares are pledged as security.)

(r)	John E. Tranter. The nature of his beneficial ownership is as follows: 27,083 shares are owned individually, 1,125 shares are restricted shares issued but not vested (i.e. they can be voted and are included in total outstanding common shares), 21,777 shares owned by his children and 117,544 shares represent presently exercisable options. (No shares are pledged as security.)

(aa)	Information is as of December 31, 2015 as reported by Capital World Investors on its SEC Form 13G filing. Capital Research Global Investors is located at 333 South Hope Street, Los Angeles, CA 90071.

(ab)	Information is as of December 31, 2015 as reported by Forest Hill Capital, LLC and Mark Lee on its SEC Form 13G filing. Forest Hill Capital, LLC is located at 100 Morgan Keegan Dr., Suite 430, Little Rock, Arkansas 72202.

(ac)	Information is as of December 31, 2015 as reported by BlackRock, Inc. on its SEC Form 13G filing. BlackRock, Inc. is located at 40 East 52nd Street, New York, NY 10022.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Company Performance during 2015

•

CEO transition: Pursuant to a long-term succession plan, and upon recommendation by CEO Pinner, the Board of Directors appointed John Corbett President and Chief Executive Officer on July 17, 2015. Mr. Corbett has been and continues to serve as the President and CEO of the Company’s subsidiary bank. Mr. Pinner has assumed the role of Executive Chairman, effectively separating the role of Chairman and Chief Executive Officer into two positions.

•	Stock Price: 31% increase during 2015 compared to the SNL Southeast U.S. Bank Index which decreased by 3.1% during the same period.

•	Earnings Per Share (‘EPS”):

•	Diluted EPS (gaap) increased 174% to $0.85 in 2015 compared to 2014.

•	Operating EPS (non-gaap) increased 61% to $0.87 during the same period.

•	Return on Average Assets (“ROA”):

•	ROA increased from 0.38% in 2014 to 1.00% in 2015.

•	Operating ROA increased from 0.66% in 2014 to 1.01% in 2015.

•	Efficiency Ratio: improved from 74% in 2014 to 62% in 2015.

•	Loan Growth: Loans, excluding PCI loans, increased by 10.7% during 2015.

•	Acquisitions: Announced two acquisitions which are expected to produce double digit EPS accretion and are on schedule to close during the first quarter of 2016.

Summary of Key Compensation Decisions

•

Stock Ownership Requirements: During 2015, the Compensation Committee, with the assistance and advice of its independent compensation consulting firm, approved the following stock ownership requirements:

•	4x base salary: Messrs. Corbett and Pinner;

•	2x base salary: Messrs. Antal, Young, Bockhorst and Tranter; and

•	The executives will have five years to meet their stock ownership requirements.

•	Director equity compensation: During 2015, the Compensation Committee set a limit of $75,000 of equity a director can receive annually.

•

Long Term Incentive initiates: During 2015, the Compensation Committee, with the assistance of its compensation consulting firm, continued its objective of focusing our executives on long-term Company performance and long-term shareholder value creation initiated in 2014 with the development and implementation of a Long Term Incentive (“LTI”) plan. The 2015 LTI plan, similar to the 2014 plan, has two components, each comprising 50% of the award. The 2015 LTI plan, unlike the 2014 plan, now has two performance metrics versus the 2014 plan which used a single performance metric.

•

50% Performance Vested Shares: The first component is an award of Performance Share Units (“PSUs”) which will cliff vest on January 1, 2019 based on two performance metrics. Fifty percent of the award will be based on relative total shareholder return (“TSR”) and fifty percent will be based on absolute earnings per share (“EPS”) growth. The measurement period is January 1, 2016 through January 1, 2019.

•

50% Time Vested Shares: The other component is a time vested Restricted Share Units (“RSUs”) whereby a certain number of restricted share units were awarded to each named executive officer and will vest at a rate of one third on January 1, 2017, 2018 and 2019, respectively.

•	Mandatory Holding Period: In addition, PSUs and the RSUs are subject to a two year holding period before the executive can transfer, sell, or otherwise dispose of the vested shares after vest.

•	Chief Executive Officer Compensation

•

Salary: Mr. Corbett’s annual salary was increased from $430,000 to $495,000 effective July 1, 2015. The Compensation Committee made this adjustment based on his promotion to President and Chief Executive Officer effective July 17, 2015 and also based on consultations with and recommendations from its compensation consulting firm, to appropriately reflect market compensation levels consistent with the Company’s peers.

•

Annual Incentive: For 2015, Mr. Corbett was awarded an annual incentive equal to $495,000 of which 50% was paid in cash during the first quarter of 2016 and the remaining 50% was awarded in the form of restricted stock grants that will vest during the first quarter of 2018 subject to continued employment and certain future credit quality levels. The award was determined based on the achievement of 2015 net operating ROA as compared to target levels previously determined and set by the Compensation Committee.

•	LTI: Mr. Corbett also received a grant under the 2015 LTI plan which consisted of:

•

11,284 Performance Share Units (“PSUs”) with a fair value equal to approximately $127,500 on date of grant that will cliff vest on January 1, 2019. The PSUs will be based on both relative TSR and absolute EPS growth as described on page 18.

•

10,645 Restricted Share Units (“RSUs”) with a fair value equal to approximately $130,000 on date of grant that vest at a rate of one third each on January 1, 2017, 2018 and 2019. There is an additional two year holding period after the vesting date.

•	Other Named Executive Officer (“NEO”) Compensation

•

Salary: Messrs. Young, Bockhorst and Tranter each received an annual salary increase effective July 1, 2015. Mr. Young’s annual salary increased from $285,000 to $325,000; Mr. Bockhorst’s increased from $220,000 to $255,000; and Mr. Tranter’s increased from $235,000 to $255,000. Mr. Antal’s salary remained the same and Mr. Pinner’s salary decreased from $460,000 to $375,000 as a reflection of stepping down as CEO and taking on his new role as Executive Chairman of the Board of Directors. As with CEO Corbett, the Compensation Committee made these adjustments, based on consultations with and recommendations from its compensation consulting firm, to appropriately reflect the market compensation levels consistent with the Company’s peers.

•

Annual Incentive: For 2015, Messrs. Pinner, Antal, Young, Bockhorst and Tranter were awarded an annual incentive equal to $417,500, $272,000, $211,250, $165,750 and $165,750, respectively. Of these total awards, 50% was paid in cash during the first quarter of 2016 and the other 50% is a restricted stock award that will vest in two years subject to the same terms and conditions as described above for Mr. Corbett, except that Mr. Antal’s deferred award will vest on December 2, 2016.

•	LTI: The other NEOs, except for Mr. Pinner, also received an LTI grant based on the new LTI plan described above. The award for each executive was based on competitive market practice.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held an advisory vote on the approval of the compensation of our named executive officers (the “Say-on-Pay” vote) at our 2015 annual shareholders meeting. The results were that 72% of the shares voted on our Say on Pay proposal voted in favor of it. The Committee considered this positive result as an affirmation of its compensation related policies and decisions. The Committee also took certain comments from the prior year under consideration and during 2015 initiated certain ownership requirements, as described on page 12, and also went from one to two measurements on its LTI Plan as described on page 18. For additional information regarding our risk management practices, including as to compensation, see “Compensation Risk Management” in this CD&A and “ELECTION OF DIRECTORS – Board Leadership Structure and the Board’s Role in Risk Oversight.”

Role of Executives in Setting Pay

Our CEO works closely with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments. The CEO evaluates the performance of the other senior executives, and, based on these performance evaluations, market compensation surveys, and other data, he will then make recommendations to the Compensation Committee and shares with its members the basis for his recommendations. The Committee, at its discretion, may accept, approve, reject or modify the CEO’s recommendation. The CEO also presents incentive compensation payment recommendations for the Committee’s consideration. The Committee evaluates the CEO’s performance and determines his compensation without the CEO present.

Use of Compensation Consultants

We engaged the compensation consulting firm of McLagan, an Aon Hewitt company during 2015 to advise and assist the Compensation Committee on all its various responsibilities. McLagan assisted the Company with compensation needs during the course of 2015. McLagan reports to the Compensation Committee and the Committee has full authority to manage any and all projects that McLagan performs for the Company.

McLagan was instructed by the Compensation Committee to provide the following services in 2015:

•	Assist the Company in its preparation of compensation disclosures as required under the SEC’s rules with respect to this proxy statement.

•	Revise the Company’s compensation peer group of publicly-traded financial institutions so that it is comparable to the Company in asset size (presented later in this analysis).

•

Review the competitiveness of the compensation elements currently offered by the Company to its top executives, including base salary, annual incentive or bonus, long-term incentives (stock options and restricted stock), all other compensation, and changes in retirement benefits as compared to that of the customized peer group.

•

Provide recommendations and observations regarding the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and culture relative to the market as defined by the peer group, including reviewing the performance based programs with respect to the cash incentive plan and make recommendations for the 2016 fiscal year plans.

•	Assist the Company in its annual risk assessment of all incentive compensation programs.

•	Advise and assist the Committee in setting newly appointed CEO Corbett’s compensation.

•	Advise and assist the Committee in setting Mr. Pinner’s compensation as Executive Chairman.

•	Assist the Committee with developing modifications to the Company’s LTI Plan incorporating multiple performance metrics.

In 2015, the Compensation Committee reviewed its relationship with McLagan and Aon Hewitt. The Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934. The Committee determined that McLagan and Aon Hewitt’s work does not raise a conflict of interest.

The Company’s Incentive Compensation Guidelines (“Guidelines) include a partial deferral of annual incentive compensation awards for a period of two years and make the potential payments contingent on the level of certain future credit metrics. For 2015, the Committee reaffirmed the use of the existing Guidelines, incorporated the use of restricted stock grants as the deferred portion of annual incentive compensation awards, and modified the goals for 2016, based on recommendations from McLagan. The Committee reviewed the CD&A with management and reviewed, discussed and analyzed each incentive compensation plan, including the 2016 goals, with the Company’s senior risk officer and McLagan, as well as senior management.

Compensation Benchmarking

The Committee takes into account a number of factors when determining pay levels for the NEOs. The Committee evaluates both quantitative factors of how the Company is performing, how the local markets in which we operate in are performing in the current economic environment, and market based compensation information as well as qualitative factors such as how the individual NEO is performing, internal pay equity, unusual or extraordinary events, and other information. Specifically related to compensation, the Compensation Committee utilizes comparisons to our peers as a benchmark of the Company’s compensation to the peer group companies. We believe, however, that a benchmark should be just that – a point of reference for measurement – but not the sole factor for our executives’ compensation. Further, given the limitations associated with comparative pay information for setting individual executive compensation the Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

The Compensation Committee, with the assistance of its compensation consultant, established our current peer group of companies in 2015 for the purposes of creating a market competitive long-term incentive plan. The peer group was formed based upon the following criteria: banks with assets from $2.1 billion to $8 billion; located in AL, AR, FL, GA, LA, MS, NC, SC, TN, VA, or WV; a commercial loan portfolio as a percent of the total portfolio greater than 45% (exception made for LION); and, must be public for at least one year. In the table below “LTM” denotes values as of the last twelve months and “NPA” denotes non-performing assets (“NPAs”) which is equal to non-accrual loans, accruing loans past due greater than 90 days and repossessed real estate (“OREO”) other than OREO covered by FDIC loss share agreements and repossessed assets other than real estate.

Company Name	Ticker	State	Total Assets 9/30/15 ($000)	ROAE LTM 9/30/15 (%)	NPAs/Assets 9/30/15 (%)
Pinnacle Financial Partners	PNFP	TN	8,549,064	10.18	0.52
Home BancShares Inc.	HOMB	AR	8,515,553	12.64	0.97
South State Corporation	SSB	SC	8,499,876	9.44	0.65
Renasant Corp.	RNST	MS	7,918,732	7.84	1.17
Union Bkshs Corp	UBSH	VA	7,594,313	6.50	0.59
Simmons First National Corp.	SFNC	AR	7,559,694	7.67	1.05
Capital Bank Finl Corp	CBF	FL	7,261,196	5.06	0.95
FCB Financial Holdings Inc.	FCB	FL	6,888,689	4.30	0.84
TowneBank	TOWN	VA	6,173,891	8.02	1.26
Ameris Bancorp	ABCB	GA	5,216,300	8.28	1.60
BNC Bancorp (1)	BNCN	NC	5,201,118	9.67	1.48
First NBC Bank Holding Co.	FNBC	LA	4,345,467	14.87	1.01
Cardinal Financial Corp. (2)	CFNL	VA	3,881,736	12.41	NA
City Holding Co.	CHCO	WV	3,504,618	13.54	1.44
Fidelity Southern Corp.	LION	GA	3,499,465	14.47	1.50
State Bank Finl Corp.	STBZ	GA	3,388,673	4.68	0.53
Seacoast Banking Corp. of FL	SBCF	FL	3,378,108	4.44	1.34
First Bancorp	FBNC	NC	3,272,841	7.07	2.47
NewBridge Bancorp	NBBC	NC	2,772,444	8.02	0.37
HomeTrust Bancshares Inc.	HTBI	NC	2,726,000	2.21	1.96
Capital City Bank Group Inc.	CCBG	FL	2,615,094	3.04	2.84
First Community Bancshares Inc	FCBC	VA	2,478,116	6.90	1.46
Stonegate Bank	SGBK	FL	2,312,127	9.13	0.80
CenterState Banks, Inc.	CSFL	FL	3,933,072	7.84	0.65	(a)

(a) excludes FDIC covered OREO

(1) NPAs/Assets for BNCN is not available as of 9/30/15. Data is shown as of 6/30/15.

(2) NPAs/Assets for CFNL is not available.

Compensation Components

Our compensation plan for the NEOs includes base salary, cash and restricted stock awards based on short-term annual incentives, long-term incentives, employment agreements, split dollar agreements and deferred compensation arrangements. This section describes each component’s design and intent.

Base Salary. We strive to pay competitive base salaries to attract and retain our executives. We primarily use the proxy peer group supplemented by published industry surveys as our guide to determine various salary ranges. Based on consultations with, and recommendations from, the Committee’s compensation consulting firm, the Committee made the following base salary adjustments effective July 1, 2015 to primarily appropriately reflect the market compensation levels consistent with the Company’s peers, as well as to reflect superior performance of the executive and overall relative results of the Company.

In July 2015, Mr. Pinner stepped down as the Company’s President and Chief Executive Officer and upon Mr. Pinner’s recommendation, the Board of Directors appointed Mr. Corbett the Company’s new President and Chief Executive Officer. The transition was part of the Board’s long-term succession plan. In light of his new role and duties, Mr. Corbett’s annual base salary was increased and Mr. Pinner’s salary was reduced as shown in the table below, along with salary adjustments for the other NEOs.

	Base Salary 1/1/15	effective 7/1/15 changed to:
John Corbett	$430,000	$495,000
Ernest Pinner	$460,000	$375,000
James Antal	$320,000	$320,000
Stephen Young	$285,000	$325,000
Daniel Bockhorst	$220,000	$255,000
John Tranter	$235,000	$255,000

Annual Incentives. For the year 2015, our NEOs could have received annual bonus awards determined by formulas that are correlated to earnings, in terms of operating return on average assets (“ROA”). Operating ROA is defined as 2015 GAAP consolidated net income after the adjustments listed below (“Operating Net Income”) divided by 2015 total average consolidated assets. Operating Net Income is defined as net income excluding the following items, net of income tax:

a.	gains/losses on sale of securities included in the Company’s available for sale portfolio;
b.	bargain purchase gains;
c.	merger and acquisition related expenses;
d.	one-time charges due to discontinued operations; and,
e.	other non-recurring income and expenses.

Explanation of certain unaudited non-GAAP financial measures and reconciliation of Generally Accepted Accounting Principles (“GAAP”) to non-GAAP measures. All amounts in the table below are in thousands except per share data.

This proxy statement contains financial information determined by methods other than GAAP, including Operating Net Income, Operating ROA and Operating EPS. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. These measures are useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The table below provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

	Year 2015	Year 2014
Net income	$39,338	$12,964
Exclude gain on sale of available for sale securities	(4)	(46)
Add back merger and acquisition related expenses	693	11,542
Add back (subtract) branch closures and efficiency initiatives / (recoveries)	(597)	2,764
Add back impairment/sales relating to bank property held for sale, net	731	---
Tax effected using the effective tax rate for the quarter the item was recorded	(299)	(4,821)

Net operating income	$39,862	$22,403

Average consolidated total assets for the period presented	$3,928,523	$3,419,541
Operating ROA	1.01%	0.66%

Average diluted common shares outstanding for the period presented	45,789	41,236
Operating EPS	$0.87	$0.54

Our year 2015 Operating ROA thresholds, targets and maximums along with results for 2015 are listed in the box below.

	Year 2015 Threshold	Year 2015 Target	Year 2015 Maximum	Year 2015 Results
Operating ROA	0.71%	0.89%	0.98%	1.01%

Our NEO threshold, target and maximum incentive awards for 2015 are listed in the box below, along with the actual awards for 2015.

	2015 Payout Opportunity						2015 Award
	Threshold		Target $	Target % of Salary	Max $	Max % of Salary	Total Award	Total Award % of Salary	Current Cash Payment (1)	Restricted Stock Awards (2)
Corbett	$	---	$330,165	66.7%	$495,000	100%	$495,000	100%	$247,500	$247,500
Pinner (3)	$	---	$278,473	66.7%	$417,500	100%	$417,500	100%	$208,750	$208,750
Antal (2)	$	---	$181,440	56.7%	$272,000	85%	$272,000	85%	$136,000	$136,000
Young	$	---	$140,725	43.3%	$211,250	65%	$211,250	65%	$105,625	$105,625
Bockhorst	$	---	$110,415	43.3%	$165,750	65%	$165,750	65%	$82,875	$82,875
Tranter	$	---	$110,415	43.3%	$165,750	65%	$165,750	65%	$82,875	$82,875

Note 1:	Cash portion of the 2015 award paid to NEOs during the first quarter of 2016.
Note 2:	Portion of the 2015 award paid in form of restricted shares of stock that will vest subsequent to December 31, 2017 subject to certain terms and conditions described below in the case of Messrs. Corbett, Pinner, Young, Bockhorst and Tranter, and on December 2, 2016 in the case of Mr. Antal.
Note 3:	In the case of Mr. Pinner, a blended annual salary was used due to his salary decrease effective July 1, 2015.

As described earlier, our incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines.

As described above, 50% of our NEOs 2015 incentive compensation awards were paid in cash during the first quarter of 2016. The other 50% was converted to restricted stock awards granted during the first quarter of 2016 based on the average closing price of the Company’s common stock as reported by Nasdaq during an 11 trading day period that included five days before and five days after the last trading day of 2015. The shares will vest as described in note 2 above, subject to the following contingencies.

First, the NEO must remain employed over the full vesting period. Otherwise the restricted stock award is forfeited, unless the Compensation Committee, in its sole discretion, waives the employment period requirement. For example, the Committee may waive the requirement in case of disability or retirement. However, the waiver is at the sole discretion of the Committee. In addition, the restricted stock award will vest immediately upon death or change in control.

Second, the restricted stock award is subject to a two-step credit gate. If the Company’s NPA ratio (defined as non-performing assets divided by the sum of loans plus OREO plus ORA, and excluding assets currently covered by FDIC loss share agreements or previously been covered by FDIC loss share agreements but are no longer covered due to the expiration of the loss share term) is less than 1% at December 31, 2017, then the restricted shares are issued without any reduction. If the Company’s ratio is greater than 1% at that date, then the Company eight quarter average NPA ratio (as defined above) is compared to the average NPA ratio of the Company’s peer group, as defined by the Compensation Committee. If the Company’s ratio falls within the top 40% of the peer group (i.e. those with the lowest NPA ratios), then the total number of restricted shares of stock are issued. If the Company’s ratio falls within the bottom 40% of the peer group (i.e. those with the highest NPA ratios), then no shares are issued. If the Company’s ratio is between this range, the number of shares awarded are reduced on a pro-rata basis.

In addition to the credit metric requirements discussed above, other trigger events that would preclude the payment of an annual incentive award are: (1) regulatory action that prevents the Company or its subsidiary bank from paying any dividends or any other restrictive measure as decided by the Compensation Committee; and (2) failure to maintain well-capitalized status with regard to Tier 1 risk based capital and Tier 1 leverage ratios.

Clawbacks: New bonus and incentive payments to our NEOs, as well as certain other senior officers, are subject to claw back provisions such that the NEO will return to the Company any bonus or incentive compensation paid to him or her by the Company if such bonus or incentive compensation payment is paid based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Long Term Incentive (“LTI”) Plan. During 2015, the Compensation Committee, with the assistance of its compensation consulting firm, implemented the 2015 LTI plan, which was similar to the 2014 plan. While our historical compensation structure emphasizing annual results worked well, we added the LTI plans to more directly and meaningfully focus our executives on long-term Company performance and long-term shareholder value creation. Key highlights of the plan are outlined in the following table with a more detailed description below.

	Performance Share Units (PSUs)	Restricted Stock Units (RSUs)
Percent of Total Award	50%	50%

Vesting	3 Year Cliff	3 Year Ratable

Performance Vesting Measure	Relative TSR (50%)	N/A
	Absolute EPS growth (50%)	N/A

Holding Period After Vest	Yes, 2 Years	Yes, 2 Years

Performance Share Units. The first component is half of the total award and consists of Performance Share Units (“PSUs”) which will cliff vest on January 1, 2019 based on two metrics. Fifty percent of this award component (or 25% of the total award) will be based on the Company’s TSR over the vesting period relative to the Company’s peer group and the remaining fifty percent (or 25% of the total award) will be based on the Company’s absolute EPS growth over the same vesting period. To the extent any PSUs are vested on January 1, 2019, there is a two year holding period before the PSUs are exchanged for common shares, if any. TSR is defined as a company’s total shareholder return, calculated based on the stock price appreciation during the Performance Period plus the value of dividends paid on such stock during the Performance Period, which will be deemed to have been reinvested in the underlying company’s stock. EPS growth is defined as the Company’s three year absolute compound EPS growth. The Performance Period commenced on January 1, 2016 and will end on January 1, 2019.

Depending on the Company’s TSR relative to the peer group each NEO may earn between 0% and 150% of the target award corresponding to the Company’s attainment of the performance level as set forth in the table below on the last day of the Performance Period.

Performance Level	Company’s TSR percentile on the PSU vesting date	percentage of PSUs that vest
Maximum	75th TSR percentile	150%
Target	50th TSR percentile	100%
Minimum	25th TSR percentile	0%

Depending on the Company’s three year absolute compound EPS growth rate each NEO may earn between 0% and 150% of a target award corresponding to the Company’s attainment of certain EPS growth rates during the performance period.

The actual number of PSUs earned and vested for each NEO will be based on the actual performance level achieved at or between each performance level and will be interpolated on a straight line basis for pro-rata achievement of the performance goal as summarized in the table below.

	relative TSR goal							absolute EPS growth goal
	number of PSUs			in dollars (1)				number of PSUs			in dollars (1)
	Minimum	Target	Maximum	Target		Maximum		Minimum	Target	Maximum	Target		Maximum
Corbett	0	5,642	8,463		$63,755		$95,632	0	5,642	8,463		$63,755		$95,632
Pinner	0	0	0	$	---	$	---	0	0	0	$	---	$	---
Antal	0	1,824	2,735		$20,611		$30,906	0	1,824	2,735		$20,611		$30,906
Young	0	1,852	2,778		$20,928		$31,391	0	1,852	2,778		$20,928		$31,391
Bockhorst	0	1,454	2,180		$16,430		$24,634	0	1,454	2,180		$16,430		$24,634
Tranter	0	727	1,091		$8,215		$12,328	0	727	1,091		$8,215		$12,328

(1) Assumes fair value of each PSU is equal to $11.30 at the grant date.

A condition of vesting any earned PSUs is that the NEO has remained in continuous employment with the Company or an Affiliate from the grant date through the PSU vesting date, except if the NEOs continuous service terminates during the Performance Period as a result of his death or disability, in which case the NEO will vest on such date in a pro rata portion. In addition, if there is a change in control during the Performance Period, the number of PSUs that will vest will be the greater of (a) the number of PSUs that would have vested (if any) if the Performance Period ended on the date of the change in control on a pro rata basis, or (b) the number of PSUs that would have vested assuming the Company’s achievement of the Target Performance Level adjusted on a pro rata basis. However, if the Company’s TSR at the end of the Performance Period is negative, then the maximum number of PSUs that can vest is the Target Award, regardless of how the Company’s TSR compares to the peer group at the end of the Performance Period.

Restricted Share Units. The second component is half of the total award and consists of Restricted Share Units (“RSU”) which vests as follows based on continued employment: one third on January 1, 2017, 2018 and 2019, respectively. Once vested, there is a two year holding period before the executive can transfer, sell, or otherwise dispose of the vested shares. The table below describes the number of RSUs granted and issued to each NEO during 2015.

	RSUs awarded Sept 17, 2015		fair value in dollars (2)	vesting date (1) Jan 1, 2017	vesting date (1) Jan 1, 2018	vesting date (1) Jan 1, 2019
Corbett	10,645		$130,082	3,548	3,548	3,549
Pinner	0	$	---	0	0	0
Antal	3,441		$42,049	1,147	1,147	1,147
Young	3,495		$42,709	1,165	1,165	1,165
Bockhorst	2,742		$33,507	914	914	914
Tranter	1,371		$16,754	457	457	457

(1) Once vested, there is an additional two year holding period before the executive can transfer, sell or otherwise dispose of the vested shares.

(2) Assumes the fair value of each RSU is equal to $12.22 at date of grant.

If the NEO’s employment is terminated within 12 months following a Change in Control (a) without Cause or (b) by NEO for Good Reason (as these terms are defined in their employment agreements), then all unvested shares will immediately vest and be considered vested shares.

Positives of Holding Period. Both components of the LTI award are subject to a two year mandatory holding period. Requiring the executives to hold shares beyond the vesting period has several key positives, including increased long-term focus of executives, a mechanism for any potential future compensation claw back, and accounting savings associated with the illiquidity of the shares.

Employment Agreements. Each of our named NEOs has an employment agreement. On July 13, 2010, we entered into employment agreements with Messrs. Corbett, Antal, and Young. Mr. Corbett’s and Mr. Antal’s agreements were filed as Exhibits 10.4 and 10.5, respectively, to our Form 8-K filed July 14, 2010. Mr. Young’s agreement was filed as Exhibit 10.14 to our Form 10-K filed March 7, 2011. On February 11, 2011, we entered into an employment agreement with Mr. Pinner, which was filed as Exhibit 10.1 to our Form 8-K filed February 14, 2011. On September 18, 2014, we entered into an employment agreement with Mr. Bockhorst, which was filed as Exhibit 10.1 to our Form 8-K filed September 22, 2014. On January 17, 2014 we entered into an employment agreement with Mr. Tranter, which was filed as Exhibit 10.13 to our Form 10-K filed March 3, 2016. The agreements provide for the following:

•

Term of Employment. Each employment agreement has a term of employment of three years from the effective date of the agreement. On the first anniversary date of the effective date and on each anniversary thereafter, the agreement is automatically extended for one additional year unless the Board of Directors or executive determines not to extend the term.

•

Reimbursement of Business Expenses and Fringe Benefits. Subject to guidelines issued from time to time by the Company, the NEO is entitled to reimbursement for all reasonable business expenses incurred in performing his duties and obligations, including but not limited to reasonable business travel and entertainment expenses, including country club memberships, and reasonable expenses for attendance at periodic industry and trade association meetings and conferences.

•	Vacation and sick leave. The NEO is entitled to paid annual vacation and sick leave in accordance with policies established from time to time by the Company.

•	Employee Benefit Plans. The NEO is entitled to participate in employee benefit plans presently in effect or as these plans may be modified or added from time to time.

•

Disability Insurance. The Company will reimburse the NEO (except for Mr. Pinner and Mr. Bockhorst) the cost to purchase and maintain disability insurance coverage providing a monthly disability benefit to age 65 not to exceed the lesser of (x) 60% of base salary or (y) $25,000. The amount reimbursed by the Company will be grossed up to compensate the NEO for related Federal and State income taxes imposed on the NEO as a result of the reimbursement.

•

Incentive Bonus Plans. The NEO is entitled to participate in the incentive bonus plans applicable to his employment position and in accordance with policies and procedures established from time to time.

•

Severance and Change in Control payments. If the NEO voluntarily terminates employment with good reason or is involuntarily terminated without cause, he will be entitled to a lump sum cash payment equal to one times (two times in the case of Mr. Pinner) the highest annual compensation as reported on the NEO’s Form W-2 over the three-year period immediately preceding the year in which notice of employment termination is given, pursuant to the terms of the Agreement. If a change in control occurs during the term of the Agreement, the NEO will be entitled to a cash payment equal to two and one half times (three times in the case of Messrs. Corbett and Young, and two times in the case of Mr. Bockhorst) the highest annual compensation as reported on the NEO’s Form W-2 over the three-year period immediately preceding the year in which the change in control occurs. In the case of Mr. Tranter, the amount is equal to two times his then Base Salary. In addition, except for Messrs. Bockhorst and Tranter, if the payment imposes any excise tax on the NEO under Sections 280G and 4999 of the Internal Revenue Code of 1986, then the Company is required to make an additional payment equal to the excise tax payable by the NEO plus an amount necessary to provide the excise tax payment net of all income, payroll and excise taxes that would otherwise be incurred by the NEO.

•

Non-Compete and Non-Solicitation. The NEOs are prohibited from competing with or soliciting business relationships or soliciting Company employees for a period of one year subsequent to termination, except following a change in control.

•

Equity based award. In the case of Mr. Tranter only, he was granted a 35,000 restricted stock award on January 17, 2014 and is also eligible to earn up to 15,000 performance units based on certain criteria, pursuant to his employment agreement which became effective with the Company’s January 17, 2014 acquisition of Gulfstream Business Bank.

See the discussion entitled “Potential Payments upon Termination or Change in Control” under “Executive Compensation” which provides the amount of compensation each NEO would receive under various termination events based upon the employment agreements.

Split Dollar Agreements. Each of our named executives, except for Mr. Bockhorst, has a Split Dollar Agreement, whereby we purchased single premium life insurance on the executive. If the executive dies while still employed with us, his beneficiary is entitled to a benefit equal to 50% of the Net Death Proceeds (as defined in the Agreement). If death occurred at December 31, 2015, the amount each NEO’s beneficiary would be entitled to receive is $276,551, $374,211, $266,630 and $247,949 in the case of Messrs. Corbett, Pinner, Antal, and Young, respectively. If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to 10% of the Net Death Proceeds. In addition to Split Dollar Agreements, we also have certain term life insurance arrangements between the Company and the executive in addition to the normal group life insurance coverage on all employees. At December 31, 2015, the additional amount of term life insurance arrangements were $100,399, $215,974, $212,141, $193,430 and $350,000 in the case of Messrs. Corbett, Pinner, Antal, Young and Bockhorst, respectively. We believe this is another way of helping to retain our executives. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K dated January 11, 2006. Mr. Tranter has a split dollar benefit equal to two times his base salary at date of death. His agreement is filed as Exhibit 10.14 to the Company’s Form 10-K dated March 3, 2016.

Deferred Compensation Agreements. Our NEOs, except Mr. Bockhorst have Supplemental Executive Retirement Plans (“SERP”) with the Company. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to a fixed dollar amount in the case of Mr. Pinner, and equal to a percentage of Final Pay in the case of Messrs. Corbett, Antal, and Young. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. The percentage of Final Pay is 35% in the case of Mr. Corbett and Mr. Young, and 20% in the case of Mr. Antal. Mr. Pinner’s annual benefit is $150,000. See the discussion entitled “Pension Benefits” which provides a description and the potential amount of retirement benefits each NEO would receive under various termination events based upon the SERP agreements. The agreements include one year non-compete and non-solicitation restrictions, except following a change in control.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits CenterState from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) and the four other most highly-compensated officers of CenterState, other than the chief financial officer, serving at the end of CenterState’s fiscal year. The $1 million compensation deduction limitation does not apply to “performance-based compensation.” CenterState does not have a policy that requires all compensation to its named executive officers in a fiscal year to be tax deductible. While the Compensation Committee considers the net cost and value to CenterState of maintaining the deductibility of all compensation, it also desires the flexibility to reward named executive officers and other key employees in a manner that enhances CenterState’s ability to attract and retain individuals as well as to create longer term value for shareholders. Thus, income tax deductibility is only one of several factors the Compensation Committee considers in making decisions regarding CenterState’s compensation program.

Compensation Risk Management

Background: The Company’s Compensation Committee completed a review of all incentive plans (defined broadly as cash plans, equity plans, employment agreements and executive benefits plans) in place during fiscal year 2015 that apply throughout the Company. The assessment of the incentive plans was performed by the Company’s senior risk officer and entailed discussions of each plan’s design and operation. The assessment followed the parameters of the Guidance on Sound Incentive Compensation Policies finalized in 2010 that apply to all banking organizations.

Major categories included compensation program administration, overall compensation structure, general incentive plan design and payout curves, performance metrics, equity compensation, and termination provisions.

Conclusion: The purpose of this review was to determine whether the risks related to the design and operation of these plans, if present, are reasonably likely to have a material adverse effect on the Company. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. The various factors which support this conclusion include:

•	The oversight of the executive incentive plan and long-term incentive plan by the Compensation Committee of the Board of Directors;

•	Management oversight of key plans and programs, including approving target level payouts, setting financial and operating goals, and approving payouts;

•	Vesting and stock holding requirements which encourage a long-term perspective among participants;

•	A preference for performance measures which result in payments only upon achievement of ultimate financial results; and

•	Centralized administration and oversight of plans and programs.

Summary Compensation Table

The table below summarizes the compensation for our Principal Executive Officer, our Principal Financial Officer and our three other highest paid executive officers for the years presented, collectively our Named Senior Executive Officers, or NEOs. Below this table and footnote explanation, is a subsidiary table listing the components of all other compensation. In the table directly below, equity and cash awards are shown in their entirety in the year the award related to, even if it does not vest for a lengthy period of time and/or if it is conditional upon certain events and or criteria.

name and principal position	year	salary ($)		bonus ($)	stock awards ($)	option awards ($)	non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	all other compensation ($)	Total ($)
John C. Corbett,	2015	$462,500		$247,500	$421,688 (2)	---	---	$132,245 (5)	$21,389	$1,285,322
Principal Executive	2014	$420,250		$161,304	$313,053 (3)	---	---	$109,567 (5)	$20,444	$1,024,618
Officer, President, and	2013	$305,500		$81,164	$12,900 (6)	---	$78,254 (4)	$74,620 (5)	$20,977	$573,415
Chief Executive Officer (a)
Ernest S. Pinner,	2015	$417,500		$208,750	$351,076 (2)	---	---	---	$18,845	$996,171
Executive Chairman of the	2014	$452,917		---	$1,513,931 (3)	---	---	---	$19,829	$1,986,677
Board of Directors (a)	2013	$362,500		$97,241	$12,900 (6)	---	$108,123 (4)	$273,237 (5)	$24,543	$878,544
James J. Antal,	2015	$320,000		$136,000	$187,060 (2)	---	---	$159,473 (5)	$17,157	$819,690
Principal Financial	2014	$312,750		$102,040	$138,762 (3)	---	---	$155,115 (5)	$16,917	$725,584
Officer, Senior Vice	2013	$217,500		$51,360	$102,200 (1)	---	$53,045 (4)	$81,072 (5)	$15,186	$520,363
President, Chief
Financial Officer, and
Corporate Secretary
Stephen D. Young,	2015	$305,000		$105,625	$155,196 (2)	---	---	$68,393 (5)	$20,330	$654,544
Treasurer and	2014	$278,333		$69,433	$111,768 (3)	---	---	$57,370 (5)	$18,989	$535,893
Subsidiary Bank Executive	2013	$200,000		$34,518	---	---	$39,127 (4)	$39,003 (5)	$14,204	$326,852
Vice President (CenterState
Bank of Florida, N.A.)
Daniel E. Bockhorst,	2015	$237,500		$82,875	$120,875 (2)	---	---	---	$20,500	$461,750
Chief Risk Officer and	2014	$217,500		$53,598	$91,903 (3)	---	---	---	$19,700	$382,701
Subsidiary Bank Executive	2013	$187,500		$31,992	$51,100 (1)	---	$25,710 (4)	---	$18,500	$314,802
Vice President (CenterState
Bank of Florida, N.A.)
John E. Tranter,	2015	$245,000		$82,875	$159,342 (2)	---	---	---	$19,112	$506,329
Subsidiary Bank Executive	2014	$219,904	(b)	$56,900	$383,903 (3)	---	---	---	$16,241	$676,948
Vice President and Chief
Banking Officer (CenterState
Bank of Florida, N.A.) (b)

(a) Mr. Pinner was the Chairman, President and Chief Executive Officer up through July 17, 2015 when the roles were separated. Mr. Corbett, President and CEO of the Company’s subsidiary bank, was also the Executive Vice President of the Company. Effective July 17, 2015, Mr. Corbett became the President and Chief Executive Officer of the Company and Mr. Pinner assumed a new role as Executive Chairman of the Board of Directors.

(b) Mr. Tranter was hired on January 17, 2014 pursuant to our acquisition of Gulfstream Business Bank, where he was Vice Chairman, President and Chief Executive Officer of Gulfstream Business Bank and its holding company.

(1) Restricted stock grants that vest over a period of five years. The value of the award is equal to the number of shares granted times the market value of the shares as reported by Nasdaq on the close of business on the date of grant, pursuant to ASC Topic 718.

(2) Represents grant date fair value of all stock awards granted during 2015 as summarized in the table below.

	Grant date fair value of RSUs awarded pursuant to the Company’s LTI Plan (a)	Grant date fair value of PSUs awarded pursuant to the Company’s LTI Plan (b)	Grant date fair value of the deferred portion 2014 incentive performance bonus (c)	Grant date fair value of other RSA awards (d)	Grant date fair value of total stock awards granted during
Grant date:	9/17/15	9/17/15	3/6/15	3/19/15	year 2015
John C. Corbett	$130,082	$127,509	$164,097	---	$421,688
Ernest S. Pinner	---	---	$351,076	---	$351,076
James J. Antal	$42,049	$41,211	$103,800	---	$187,060
Stephen D. Young	$42,709	$41,855	$70,632	---	$155,196
Daniel E. Bockhorst	$33,507	$32,849	$54,519	---	$120,875
John E. Tranter	$16,754	$16,419	$57,885	$68,284	$159,342

(a)	Represents the fair value as of the grant date for time vested restricted stock units (“RSUs”). The RSUs will vest at a rate of one third on each January 1, 2017, 2018 and 2019. After the shares vest, there is an additional restricted period of two years whereby the executive cannot sell, pledge or otherwise transfer the vested shares.
(b)	Represents the fair value as of the grant date for performance share units (“PSUs”). The PSUs may vest on December 31, 2017, subject to certain conditions as described in “Long Term Incentive (“LTI”) Plan” on page 17. After the PSUs vest on January 1, 2019, if any, there is an additional restricted period of two years before the PSUs, if any, are converted to common shares.
(c)	Represents the fair value as of the grant date for the deferred portion of the 2014 annual incentive performance bonus that was awarded on March 6, 2015 in the form of RSAs. The RSAs will vest as soon as practical after December 31, 2016 but no later than March 31, 2017, subject to certain conditions.
(d)	Represents the fair value as of the grant date for time vested RSAs. The RSAs will vest at a rate of one third each January 1, 2016, 2017 and 2019.

(3) Represents grant date fair value of all stock awards granted during 2014 as summarized in the table below.

	Grant date fair value of RSAs awarded pursuant to the Company’s LTI Plan (e)	Grant date fair value of PSUs awarded pursuant to the Company’s LTI Plan (f)	Grant date fair value of the deferred portion 2013 incentive performance bonus (g)	Grant date fair value of other RSA awards (h)	Grant date fair value of total stock awards granted during
Grant date:	9/18/14	9/18/14	3/3/14	1/17/14	year 2014
Ernest S. Pinner	$728,804	$682,778	$102,349	---	$1,513,931
James J. Antal	$43,735	$40,966	$54,061	---	$138,762
John C. Corbett	$117,524	$110,098	$85,431	---	$313,053
Stephen D. Young	$38,946	$36,490	$36,332	---	$111,768
Daniel E. Bockhorst	$30,064	$28,166	$33,673	---	$91,903
John E. Tranter	$16,060	$15,043	---	$352,800	$383,903

(e)	Represents the fair value as of the grant date for time vested restricted stock awards (“RSAs”). The RSAs vest at a rate of one third on each December 23, 2015, 2016 and 2017. After the shares vest, there is an additional restricted period of two years whereby the executive cannot sell, pledge or otherwise transfer the vested shares.
(f)	Represents the fair value as of the grant date for performance share units (“PSUs”). The PSUs may vest on December 31, 2017, subject to certain conditions as described in “Long Term Incentive (“LTI”) Plan” on page 17. After the PSUs vest on December 31, 2017, if any, there is an additional restricted period of two years before the PSUs, if any, are converted to common shares.
(g)	Represents the fair value as of the grant date for the deferred portion of the 2013 annual incentive performance bonus that was awarded on March 3, 2014 in the form of RSAs. The RSAs will vest as soon as practical after December 31, 2015 but no later than March 31, 2016, subject to certain conditions.
(h)	Represents the fair value as of the grant date for time vested RSAs. The RSAs will vest at a rate of 20% each year over a five year period ending on January 17, 2019.

(4) Represents a portion of 2012’s incentive performance bonus, that was deferred in 2013 and was paid in cash, after meeting certain credit related metrics, during the first quarter of 2015, two years subsequent to the end of the performance year. The amount is reported as 2013 compensation because it’s accounted for under ASC Topic 718, due to the change in value being based on the Company’s stock price and thus is reported in the year granted versus the year earned.

(5) Represents the change in the accrual balance relating to Supplemental Executive Retirement Plans (“SERPs”) entered into between the Company and the executive listed above.

(6) Director fees paid in stock.

Subsidiary Table – All Other Compensation

name of NEO	year	Company contributions to 401(K) Plan (1)	country club dues	disability insurance payments (2)	all other (3)	Total
John C. Corbett	2015	$10,600	$3,192	$6,406	$1,191	$21,389
	2014	$10,400	$2,743	$6,119	$1,182	$20,444
	2013	$10,200	$3,739	$5,866	$1,172	$20,977
Ernest S. Pinner	2015	$10,600	$ 6,500	---	$1,745	$18,845
	2014	$10,400	$ 7,761	---	$1,668	$19,829
	2013	$10,200	$12,744	---	$1,599	$24,543
James J. Antal	2015	$10,600	---	$4,864	$1,693	$17,157
	2014	$10,400	---	$4,864	$1,653	$16,917
	2013	$ 8,700	---	$4,864	$1,622	$15,186
Stephen D. Young	2015	$10,600	$4,592	$4,021	$1,117	$20,330
	2014	$10,400	$3,644	$3,830	$1,115	$18,989
	2013	$ 7,421	$2,810	$2,860	$1,113	$14,204
Daniel E. Bockhorst	2015	$ 9,500	---	---	$11,000	$20,500
	2014	$ 8,700	---	---	$11,000	$19,700
	2013	$ 7,500	---	---	$11,000	$18,500
John E. Tranter	2015	$ 9,800	$7,266	---	$2,046	$19,112
	2014	$ 8,790	$5,650	---	$1,801	$16,241

(1) The Company matches employee contributions up to 4% of qualifying compensation for substantially all of its employees.

(2) The Company has made cash payments to certain executives related to long term disability insurance pursuant to the terms of the executive’s employment agreement.

(3) Included in this category are certain contributions paid by the Company to the employee’s H.S.A. health insurance account and the imputed value of certain BOLI split dollar agreements. In the case of Mr. Bockhorst, it includes a partial forgiveness of a $50,000 loan which is forgiven over a five year period at a rate of $10,000 per year subject to his continued employment with the Company.

For 2015, salary and bonus comprised the following percentage of total compensation for each or our named executives as listed below.

2015 salary and bonus as a percentage of total compensation
	combined salary and bonus	as percentage of total compensation
John C. Corbett	$ 710,000	55%
Ernest S. Pinner	$ 626,250	63%
James J. Antal	$ 456,000	56%
Stephen D. Young	$ 410,625	63%
Daniel E. Bockhorst	$ 320,375	69%
John E. Tranter	$ 327,875	65%

Grants of Plan-Based Awards

During 2015, the Compensation Committee, with the assistance of its compensation consulting firm, granted equity based awards pursuant to a LTI plan for CEO Corbett and the other named executives. The awards granted on September 17, 2015 included time vesting RSUs and performance based PSUs. The LTI plan is described on page 17. All equity based awards granted during 2015 to our named executives are summarized in the table below.

Grants of Plan-Based Awards Table

	Award	Grant	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	All Other Option Awards	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Type	Date	Threshold	Target	Max	Threshold	Target	Max
Corbett	Bonus Deferral	3/6/15	---	---	---	---	---	---	13,942	---	---	$164,097
	PSUs	9/17/15	---	---	---	0	11,284	16,926	---	---	---	$127,509
	RSUs	9/17/15	---	---	---	---	---	---	10,645	---	---	$130,082
Pinner	Bonus Deferral	3/6/15	---	---	---	---	---	---	29,828	---	---	$351,076
Antal	Bonus Deferral	3/6/15	---	---	---	---	---	---	8,819	---	---	$103,800
	PSUs	9/17/15	---	---	---	0	3,647	5,471	---	---	---	$41,211
	RSUs	9/17/15	---	---	---	---	---	---	3,441	---	---	$42,049
Young	Bonus Deferral	3/6/15	---	---	---	---	---	---	6,001	---	---	$70,632
	PSUs	9/17/15	---	---	---	0	3,704	5,556	---	---	---	$41,855
	RSUs	9/17/15	---	---	---	---	---	---	4,091	---	---	$38,946
Bockhorst	Bonus Deferral	3/6/15	---	---	---	---	---	---	4,632	---	---	$54,519
	PSUs	9/17/15	---	---	---	0	2,907	4,361	---	---	---	$32,849
	RSUs	9/17/15	---	---	---	---	---	---	2,742	---	---	$33,507
Tranter	Bonus Deferral	3/6/15	---	---	---	---	---	---	4,918	---	---	$57,885
	PSUs	9/17/15	---	---	---	0	1,453	2,180	---	---	---	$16,419
	RSUs	9/17/15	---	---	---	---	---	---	1,371	---	---	$16,754
	RSAs	3/19/15	---	---	---	---	---	---	5,648	---	---	$68,284

Outstanding Equity Awards at December 31, 2015

The table below identifies each incentive stock option award and restricted stock award granted to the named executives that remains outstanding at December 31, 2015. Pursuant to our 2013 Equity Incentive Plan (“2013 Plan”), our Compensation Committee and/or Board of Directors may award incentive stock option grants (“ISOs”) or Restricted Stock Awards (“RSAs”) to employees at their discretion. Options issued pursuant to our 2013 Plan are issued at an exercise price equal to the market value as of the grant date. The closing price of our common stock on the grant date, as reported by Nasdaq, is used to determine market value. Each stock option award granted prior to April 24, 2007 has a ten year term and vests 25% at the date of grant and 25% each year thereafter (i.e. 100% vested in three years). Stock option awards granted pursuant to our earlier 2007 Equity Incentive Plan (which was replaced by the 2013 Plan) also have ten year terms, with various vesting periods generally ranging from three to ten years. Unexercised stock options terminate upon the termination of employment, except for death, disability, change of control, or normal retirement. Unvested restricted stock awards terminate upon termination of employment, except for death, disability or change of control. We do not have any pre-determined dates, schedules, procedures or policies for granting equity based compensation awards. Grants are awarded at the discretion of our Compensation Committee and/or Board of Directors.

Outstanding Equity Awards at December 31, 2015

	Option awards					Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Name	exercisable	unexercisable
John C. Corbett	24,500	10,500 (1)	---	$15.16	02/05/18	---		---	---	---
	7,000	3,000 (1)	---	$13.40	04/29/18	---		---	---	---
	---	---	---	---	---	30,000 (4)		$469,500 (2)	---	---
	---	---	---	---	---	21,845 (9)		$341,874 (2)	---	---
	---	---	---	---	---	---		---	18,875 (10)	$295,394 (2)
	---	---	---	---	---	---		---	23,558 (11)	$368,683 (2)
Ernest S. Pinner	26,000	---	---	$15.16	02/05/18	---		---	---	---
	---	---	---	---	---	39,296 (9)		$614,982 (2)	---	---
	---	---	---	---	---	---		---	51,037 (10)	$ 798,729 (2)
	---	---	---	---	---	---		---	76,118 (11)	$1,191,247 (2)
James J. Antal	21,000	9,000 (1)	---	$15.16	02/05/18	---		---	---	---
	20,000	---	---	$15.87	12/09/18	---		---	---	---
	---	---	---	---	---	2,860 (3)		$44,759 (2)	---	---
	---	---	---	---	---	200 (5)		$3,130 (2)	---	---
	---	---	---	---	---	6,000 (8)		$93,900 (2)	---	---
	---	---	---	---	---	13,820 (9)		$216,283 (2)	---	---
	---	---	---	---	---	---		---	6,504 (10)	$101,788 (2)
	---	---	---	---	---	---		---	8,214 (11)	$128,549 (2)
Stephen D. Young	14,000	6,000 (1)	---	$15.16	02/05/18	---		---	---	---
	12,500	12,500 (1)	---	$10.92	02/02/20	---		---	---	---
	---	---	---	---	---	25,000 (4)		$391,250 (2)	---	---
	---	---	---	---	---	9,362 (9)		$146,515 (2)	---	---
	---	---	---	---	---	---		---	6,223 (10)	$ 97,390 (2)
	---	---	---	---	---	---		---	7,772 (11)	$121,632 (2)
Daniel E. Bockhorst	1,500	3,500 (1)	---	$6.71	06/21/22	---		---	---	---
	---	---	---	---	---	3,500 (6)		$54,775 (2)	---	---
	---	---	---	---	---	3,000 (8)		$46,950 (2)	---	---
	---	---	---	---	---	7,747 (9)		$121,241 (2)	---	---
	---	---	---	---	---	---		---	4,848 (10)	$75,871 (2)
	---	---	---	---	---	---		---	6,047 (11)	$94,636 (2)
John E. Tranter	10,000	---	---	$6.56	03/21/16	---		---	---	---
	10,000	---	---	$7.56	12/19/16	---		---	---	---
	10,000	---	---	$10.00	06/19/17	---		---	---	---
	40,000	---	---	$10.00	12/16/18	---		---	---	---
	47,544	---	---	$5.75	12/20/21	---		---	---	---
	---	---	---	---	---	28,000 (7)		$438,200 (2)	---	---
	---	---	---	---	---	5,648 (1	2)	$88,391 (2)	---	---
	---	---	---	---	---	4,918 (9)		$76,967 (2)	---	---
	---	---	---	---	---	---		---	2,496 (10)	$39,062 (2)
	---	---	---	---	---	---		---	3,130 (11)	$48,985 (2)

(1)	These options vest and are exercisable at a rate of 10% per year during the first eight years and 20% during the ninth year.
(2)	Market value is based on the closing price of the Company common stock at December 31, 2015 ($15.65) times the number of unvested restricted shares or units.
(3)	These are restricted stock grants awarded on February 2, 2010 and vest over a seven year period from the grant date.
(4)	These are restricted stock grants awarded on February 2, 2010 and vest over a ten year period from the grant date.
(5)	These are restricted stock grants awarded on August 15, 2011 and vest over a five year period from the grant date at a rate of 200 shares per year.

(6)	These are restricted stock grants awarded on June 21, 2012 and vest over a ten year period from the grant date at a rate of 500 shares per year.
(7)	These are restricted stock grants awarded on January 17, 2014 and vest over a five year period from the grant date at a rate of 7,000 shares per year.
(8)	These are restricted stock grants awarded on July 18, 2013 and vest over a five year period from the grant date at a rate of 20% per year.
(9)	These are restricted stock grants related to the deferred portion of the 2013 and 2014 annual incentive bonuses, awarded in March 2014 and 2015. A portion will vest during the first quarter of 2016 and a portion during the first quarter of 2017, subject to certain conditions.
(10)	These are time vesting restricted stock grants and share units awarded pursuant to the Company’s LTI plan on September 18, 2014 and on September 17, 2015. Partial vesting occurs approximately on an annual basis with the final vesting period to occur on January 1, 2019, subject to certain conditions. Subsequent to the vesting date, there is an additional two year holding period whereby the executive is prohibited from selling or transferring the vested shares.
(11)	These are Performance Share Units awarded pursuant to the Company’s LTI plan on September 18, 2014 and on September 17, 2015. The number of units that ultimately may vest on December 31, 2017 and on January 1, 2019 are between zero and 150% of target based on the Company’s relative total shareholder return and the Company’s absolute earnings per share growth during specified periods. The number of units listed in the table above represents the number of potential units that may vest per each NEO at target level performance. Subsequent to the vesting date, there is an additional two year holding period whereby the executive is prohibited from selling or transferring the vested shares.
(12)	These are restricted stock grants awarded on March 19, 2015 and are exercisable at a rate of one third on each January 1, 2016, 2017 and 2018.

Option Exercises and Stock Vested

Stock awards acquired on vesting and stock options exercised by our named executives during 2015 are listed in the table below.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John C. Corbett	---	---	10,115	$130,874
Ernest S. Pinner	---	---	25,518	$393,743
James J. Antal	---	---	5,159	$70,294
Stephen D. Young	---	---	6,363	$77,181
Daniel E. Bockhorst	---	---	3,552	$49,247
John E. Tranter	40,000	$302,800	7,562	$87,702

Stock Option Plans

On April 25, 2013, our shareholders approved the CenterState 2013 Equity Incentive Plan (the “2013 Plan”). The 2013 Plan replaced the 2007 Plan discussed below. The 2013 Plan authorizes the issuance of up to 1,600,000 shares of the Company common stock. Of this amount, 1,525,000 shares are allocated to employees, all of which may be issued as incentive stock options, and 75,000 shares are allocated to directors. During 2015, we did not grant any employee incentive stock options.

On January 17, 2014, we converted all of the outstanding Gulfstream stock options to CenterState stock options pursuant to our merger agreement with Gulfstream. Total CenterState stock options issued pursuant to the Gulfstream acquisition were for 774,104 shares, with a weighted average exercise price of $6.99 per share. At December 31, 2015, there were remaining unexercised options for 263,584 shares with a weighted average exercise price of $7.30 per share.

We also granted 237,174 shares of restricted stock awards (“RSAs”) and restricted share units (“RSUs”) , with an average fair value of $11.99 per share, pursuant to the 2013 Plan during 2015. The RSAs vest within a range of two to seven years. We also issued performance share units (“PSUs”) during 2015 which based on future performance over a three year period will range between 0 and 46,258 units. The target level of performance will result in 30,837 units, with an average fair value of $11.30 per unit.

On April 24, 2007, our shareholders approved the CenterState 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan replaced the 1999 Plan discussed below. The 2007 Plan authorized the issuance of up to 1,350,000 shares of the Company common stock. Our Board of Directors approved freezing our 2007 Plan, whereby no additional future grants and/or awards will be issued pursuant to this Plan effective with our April 2013 shareholder approval of the 2013 Plan.

In 1999, the Company authorized 730,000 common shares for employees of the Company under an incentive stock option and non-statutory stock option plan (the “1999 Plan”). Options were granted at fair market value of the underlying stock at date of grant. Each option expires ten years from the date of grant. No stock options were granted pursuant to the 1999 Plan subsequent to December 31, 2006. The 2007 Plan, discussed above, replaced the 1999 Plan. At December 31, 2015 there were 20,000 stock options outstanding which were granted pursuant to the 1999 Plan, all of which are currently exercisable. No future stock options will be granted from this Plan.

All of our equity compensation plans have been approved by our shareholders. A summary of the status of our stock option plans at December 31, 2015 is presented below:

	Number of shares	Weighted Average Exercise Price
Stock Options
Outstanding at January 1, 2015	1,138,404		$11.23
Granted		$	---
Exercised	(142,476)		$6.63
Forfeited	(55,294)		$14.57

Outstanding at December 31, 2015	940,634		$11.73

Exercisable at December 31, 2015	733,504

Weighted average fair value per share of options granted during the period	$0.00

Weighted average remaining contractual term of total options outstanding	3.2 years

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
Officer and employee stock option plan (1999 Plan) and assumed stock options issued by CenterState Holding Company subsidiary banks that were outstanding as of the time of their acquisition	20,000	$18.50	---
2007 Equity Incentive Plan	654,650	13.31	---	(1)
2013 Equity Incentive Plan	2,400	10.22	614,079	(2)
Assumed Gulfstream stock option plans pursuant to the 2014 acquisition of
Gulfstream Bancshares, Inc.	263,584	7.30	---
Equity compensation plans not approved by shareholders:	---	---	---

Total	940,634	$11.73	614,079

(1)	Excludes 117,285 shares of restricted stock awards previously granted pursuant to the 2007 Equity Incentive Plan that are unvested and unissued as of December 31, 2015.
(2)	Excludes 141,029 shares of restricted stock awards granted pursuant to the 2013 Equity Incentive Plan which are unvested and unissued, 189,588 of restricted stock awards that have been issued but are not vested and 29,029 of restricted share units as of December 31, 2015. Also excludes the theoretical maximum of potential shares (210,129 units) that could be issued pursuant to the Performance Share Units awarded during 2014 and 2015.

Pension Benefits

The Company has entered into Supplemental Executive Retirement Plans (“SERP”) with certain of its executive officers. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to a fixed dollar amount in the case of Mr. Pinner, and equal to a percentage of Final Pay in the case of Messrs. Corbett, Antal and Young. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. The percentage of Final Pay is 35% in the case of Mr. Corbett and Mr. Young and 20% in the case of Mr. Antal.

Summary of Mr. Pinner’s SERP agreement:

On December 30, 2008, the Company entered into a SERP agreement with Mr. Pinner. Pursuant to the terms of the SERP, upon normal retirement date, defined as December 15, 2013, Mr. Pinner will be entitled to an annual benefit of $150,000. The Company will distribute the annual benefit to Mr. Pinner in 12 consecutive monthly payments for a period of fifteen years commencing within thirty days subsequent to his defined normal retirement date. Mr. Pinner is vested 100% in the current accrual balance, which is $1,257,928 at December 31, 2015. Mr. Pinner commenced receiving these monthly payments in January 2014. If a change of control occurs the Company will cease future monthly payments and make a lump sum cash payment to Mr. Pinner equal to the present value of all remaining payments previously entitled to him.

Summary of SERP agreements with Messrs. Corbett, Young and Antal:

On July 13, 2010, the Company entered into SERP agreements with Messrs. Corbett, Young and Antal. Pursuant to the terms of the SERP agreements, upon normal retirement date, defined as age 65, Messrs. Corbett, Young and Antal will be entitled to 35%, 35% and 20%, respectively, of their Final Pay. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. Based on the assumptions summarized below, the expected annual benefits Messrs. Corbett, Young and Antal could be entitled to receive starting at age 65 is approximately $515,934, $550,179, and $66,560, respectively. The annual benefit payments will be paid for the life of the executive with an 18 year minimum payment. In the case of Messrs. Corbett and Young, the expected annual benefit payment that they are expected to receive at age 65 will increase by 3.25% each year thereafter.

Assumptions used to arrive at estimated annual benefits at age 65 include using an annual discount rate of 6% and projecting the estimated Final Pay by using annual average projected salary increases of 6.25%, 6.25% and 4.00% for Messrs. Corbett, Young and Antal, respectively.

Early Retirement: An executive can elect early retirement at age 55 or older if the executive has at least 15 years of service. Upon early retirement, the annual benefit will be reduced based on the accrual balance as of the month end prior to separation from service.

Early Voluntary Termination: If early voluntary termination occurs, the benefit payable is the accrual balance determined as of the end of the month preceding separation from service subject to vesting. At December 31, 2015, the executive is 60% vested in his accrual balance with respect to early voluntary termination and will become 100% vested in his accrual balance on December 31, 2019.

Early Involuntary Termination: If early involuntary termination occurs the benefit is 100% of the accrual balance determined as of the end of the month preceding separation from service plus the projected accruals for the next 60 months following separation from service for the first five years of the plan. Beginning with the sixth plan year the benefit amount will equal the projected accrual balance as of the end of the tenth plan year. During the eleventh plan year and beyond, the benefit amount will equal the accrual balance as of the end of the month preceding separation from service.

Disability Benefit: If the executive becomes disabled prior to normal retirement, the benefit is 100% of the Accrual Balance determined as of the end of the month preceding such disability.

Change in Control Benefit: If a change in control occurs prior to normal retirement age, the benefit will be the present value determined as of the date of the change in control, using a 6% discount rate, of the present value, also using a 6% discount rate, of the eighteen year stream of payments of the projected benefit at normal retirement age.

Based on assumptions discussed above, the table below summarizes the annual projected normal retirement benefit at commencement for our named executives.

	commencement date	projected annual retirement benefit at commencement
Ernest S. Pinner	12/15/13	$150,000
John C. Corbett	11/5/33	$515,934
James J. Antal	12/2/16	$66,560
Stephen D. Young	3/2/41	$550,179

The SERP Agreements for Messrs. Pinner, Corbett, Antal and Young can be located on Form 8-K Exhibit 10-1 filed on December 31, 2008, Form 8-K Exhibits 10.1 and 10.2 filed on July 14, 2010, and Form 10-K Exhibit 10.8 filed on March 7, 2011, respectively.

2015 Pension Table

Name	Plan Name	number of years credited service	present value of accumulated benefit	payments during last fiscal year
Ernest S. Pinner	SERP agreement 12/30/08	16	$1,257,928	$150,000
John C. Corbett	SERP agreement 7/14/10	16	$472,545	---
James J. Antal	SERP agreement 7/14/10	16	$557,621	---
Stephen D. Young	SERP agreement 7/14/10	13	$247,686	---

Potential Payments upon Termination or Change in Control

The Company has previously entered into employment agreements (“Agreement(s)”) with Messrs. Pinner, Corbett, Antal, Young and Tranter. Mr. Corbett’s and Mr. Antal’s Agreements were filed as Exhibits 10.4 and 10.5, respectively, to our Form 8-K filed July 14, 2010. Mr. Young’s Agreement was filed as Exhibit 10.10 to our Form 10-K filed March 7, 2011. Mr. Pinner’s Agreement was filed as Exhibit 10.1 to our Form 8-K filed February 14, 2011. Mr. Tranter’s Agreement was filed as Exhibit 10.13 to our Form 10-K filed March 3, 2015.

The Company entered into a Change in Control, Severance, and Non-Compete Agreement with Mr. Bockhorst on July 26, 2012, which was filed as Exhibit 10.1 to our Form 8-K filed July 27, 2012.

For additional information on severance and change in control payments to which the executives are entitled, see “Compensation, Discussion and Analysis – Compensation Components.”

The following table summarizes the payments that would have been made to our named NEOs at December 31, 2015 pursuant to their Agreements and under the circumstances indicated.

2015 Potential Payments upon Termination or Change in Control Table

Executive Benefits and Payments upon Termination	Voluntary with good reason	Voluntary	Involuntary without cause	Involuntary for cause	CIC only	CIC with Termination	Death	Disability
John C. Corbett
Salary	$732,755	---	$732,755	---	$2,198,265	$2,198,265	---	---
SERP	$283,527	$283,527	$1,165,759	---	$2,465,876	$2,465,876	$472,545	$472,545
Restricted stock grants (1) (4)	---	---	---	---	$811,374	$1,106,768	$1,106,768	$1,106,768
Performance share units (3) (4)	---	---	---	---	---	$110,820	$110,820	$110,820
Unvested incentive stock options (2)	---	---	---	---	$11,895	$11,895	---	---
BOLI split dollar agreement	---	---	---	---	---	---	$276,551	---
Additional term life insurance	---	---	---	---	---	---	$212,141	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$2,230,532	$2,332,720	---	---
Ernest S. Pinner
Salary	$1,983,396	---	$1,983,396	---	$2,479,245	$2,479,245	---	---
SERP	$1,257,928	$1,257,928	$1,257,928	$1,257,928	$1,257,928	$1,257,928	$1,257,928	$1,257,928
Restricted stock grants (1) (4)	---	---	---	---	$614,982	$1,413,711	$1,413,711	$1,413,711
Performance share units (3) (4)	---	---	---	---	---	$687,258	$687,258	$687,258
BOLI split dollar agreement	---	---	---	---	---	---	$374,211	---
Additional term life insurance	---	---	---	---	---	---	$100,399	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$1,338,804	$1,800,686	---	---
James J. Antal
Salary	$495,426	---	$495,426	---	$1,238,565	$1,238,565	---	---
SERP	$334,573	$334,573	$735,252	---	$692,537	$692,537	$557,621	$557,621
Restricted stock grants (1) (4)	---	---	---	---	$358,072	$459,860	$459,860	$459,860
Performance share units (3) (4)	---	---	---	---	---	$41,235	$41,235	$41,235
Unvested incentive stock options (2)	---	---	---	---	$4,410	$4,410	---	---
BOLI split dollar agreement	---	---	---	---	---	---	$266,630	---
Additional term life insurance	---	---	---	---	---	---	$215,974	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$704,735	$741,405	---	---
Stephen D. Young
Salary	$434,901	---	$434,901	---	$1,304,703	$1,304,703	---	---
SERP	$148,612	$148,612	$606,054	---	$1,695,382	$1,695,382	$247,686	$247,686
Restricted stock grants (1) (4)	---	---	---	---	$537,765	$635,155	$635,155	$635,155
Performance share units (3) (4)	---	---	---	---	---	$36,729	$36,729	$36,729
Unvested incentive stock options (2)	---	---	---	---	$62,065	$62,065	---	---
BOLI split dollar agreement	---	---	---	---	---	---	$247,949	---
Additional term life insurance	---	---	---	---	---	---	$193,430	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$1,455,055	$1,488,837	---	---
Daniel E. Bockhorst
Salary	$313,929	---	$313,929	---	---	$627,858	---	---
Restricted stock grants (1) (4)	---	---	---	---	$222,966	$298,837	$298,837	$298,837
Performance share units (3) (4)	---	---	---	---	---	$28,351	$28,351	$28,351
Unvested incentive stock options (2)	---	---	---	---	$31,290	$31,290	---	---
Additional term life insurance	---	---	---	---	---	---	$350,000	---
John E. Tranter
Salary	$510,000	---	$510,000	---	$510,000	$510,000	---	---
Restricted stock grants (1) (4)	---	---	---	---	$603,558	$642,620	$642,620	$642,620
Performance share units (3) (4)	---	---	---	---	---	$15,141	$15,141	$15,141
BOLI split dollar agreement	---	---	---	---	---	---	$510,000	---

note 1:	Acceleration of vesting related to restricted stock grants and restricted stock units. Value used in the table above is equal to the amount of unvested restricted shares or units at December 31, 2015 times $15.65 per share, the market value of the Company’s common stock at December 31, 2015 as reported by NASDAQ.
note 2:	Acceleration of in the money unvested incentive stock options. The value used in the table above is equal to the amount of unvested in the money incentive stock options multiplied by the excess of market value over the exercise price. The market value of the Common’s common stock at December 31, 2015 was $15.65 per share as reported by NASDAQ.

note 3:	The value used in the table above is equal to the amount of the pro-rata PSUs that would vest pursuant to the terms and conditions of the related agreements multiplied by $15.65 per share, the market value of the Company’s common stock at December 31, 2015 as reported by NASDAQ. The PSU arrangements provide for a pro-rata vest based upon the higher of target or actual in a change of control as described on page 19.
note 4:	Equity awards granted pursuant to the Company’s LTI plan on September 18, 2014 and on September 17, 2015 do not vest automatically upon a change-in-control, but require the double trigger of change-in-control with termination of employment.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee (the “Committee”) reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

In addition, the Committee reviewed with the senior risk officer the incentive compensation arrangements (collectively the “incentive plans”) of the NEOs, employee groups and any individual employees and made all reasonable efforts to ensure that incentive plans are balanced with respect to risk to both the Company and our subsidiary Bank and, specifically, do not encourage the NEOs, any employee or employee group to take unnecessary and excessive risks that threaten the value of CenterState

The Committee is composed of five members, each of whom is an independent director under NASDAQ rules. The members are Messrs. Greene (Chairman), Oakley, Snively, Ciferri and Blanchard. Each year, at the first board of directors’ meeting following the annual shareholders’ meeting, the Board appoints committee members to serve on the appointed committee for a period of one year (i.e. until the first board meeting following next year’s annual shareholders’ meeting). The Executive Chairman of the Board and the Chief Executive Officer, generally attend the Committee meetings and help facilitate the process. However, neither has a vote and they are not present during executive sessions.

The Committee has adopted a Charter (“Compensation Committee Charter”) which was approved by the Company’s Board of Directors. A copy of the Compensation Committee Charter is included on the Company’s website at www.centerstatebanks.com under Investor Relations / Governance Documents. The Charter describes the Committee’s purpose, membership requirements, authority and responsibilities. The Committee meets as often as necessary to carry out its responsibilities. Meetings can be called by any member of the Committee. During 2015, the Committee held four meetings in person and one by telephone. The Committee’s authority and responsibilities are as follows:

In general, our Board of Directors has established the Compensation Committee to, among other duties: (1) approve aggregate bonus payments for our Company; (2) review and approve the compensation of our NEOs based on recommendations of our CEO; (3) evaluate the performance and determine the compensation of our CEO; (4) review and evaluate all incentive compensation arrangements within the Company to ensure that they are balanced from an overall risk perspective; (5) review, evaluate and either approve or submit to the full Board of Directors for approval any other material aspect of compensation from a Company perspective that arises during the course of a given fiscal year; and (6) review and assess the compensation of our non-employee directors.

Compensation Committee

Griffin A. Greene, Chairman

Thomas E. Oakley

Joshua A. Snively

G. Robert Blanchard, Jr.

Michael F. Ciferri

DIRECTOR COMPENSATION

We currently have 13 directors, two of whom are also named executive officers. Mr. Pinner is our Executive Chairman of our Board of Directors and Mr. Corbett is our President and Chief Executive Officer and also holds similar roles at our subsidiary bank. Messrs. Pinner and Corbett do not receive board fees for meetings attended or otherwise. The remaining eleven directors receive annual retainer fees of $16,000 paid in cash at the end of the calendar year and received fees for attending board meetings and for committee meetings for 2015 as listed below, and also received an additional annual retainer fee equal to $15,000 paid in the Company’s common stock.

Board of Director fees

Each non-employee director received a fee of $1,200 for each meeting attended and received a fee of $900 for any telephonic meeting in which they participated in addition to annual retainer fees of $16,000. Retainer fees are payable at the end of each calendar year. Each non-employee direct also receives an additional $15,000 annual retainer fee paid in the Company’s common stock. Mr. Pinner and Mr. Corbett do not receive board or committee fees.

Audit Committee fees

Mr. Nunez is the Committee chairman and our designated “financial expert” pursuant to the Sarbanes-Oxley Act of 2002. Each Committee member received a fee of $800 per meeting attended on days other than board of directors meeting days. If the meeting was held on the same day as a board of directors meeting, they received a fee of $400 for each meeting attended. Each member also received a fee of $600 for each telephonic meeting in which they participated. In addition, each Committee member received a quarterly retainer fee of $2,000, except for Mr. Nunez who received a quarterly retainer fee of $8,000.

Compensation Committee fees

Members of our Compensation Committee each received a fee of $600 for each meeting attended on days other than board of directors meeting days. If the meeting was held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $450 for each telephonic meeting in which they participated. Mr. Greene, the chairman of our Compensation Committee also received an annual retainer fee of $5,000.

Nominating Committee fees

Members of our Nominating Committee each received a fee of $600 for each meeting attended on days other than board of directors meeting days. If the meeting was held on the same day as a board of directors meeting, each member received a fee of $200 for each meeting attended. Each member also received a fee of $450 for each telephonic meeting in which they participated. Mr. Carlton, the chairman of our Nominating Committee, also received an annual retainer fee of $5,000.

Other Director fees

All of our directors are also directors of our subsidiary bank. Directors of our subsidiary bank also received board of director fees for serving on that bank’s board of directors and/or board of director committees. Total board of director fees, including committee fees and bank board fees paid to all directors who served anytime during 2015 totaled $692,174 and are included in the DIRECTOR COMPENSATION TABLE below.

Director Stock ownership requirements

Each of our non-employee directors is required to own Company common stock in the amount of at least two times the director’s annual director compensation.

Director meeting attendance during 2015

Our Board of Directors held ten meetings during 2015. Six were in person and four by telephone. Each incumbent director attended at least 75% of our aggregate Board of Director and committee meetings held during the period for which he has been a director. The table below summarizes the number of board meetings and principal committee meetings held during 2015 and the attendance record of each of our directors.

	Board of Directors		Audit Committee		Compensation Committee		Nominating Committee		Total
Board of Directors	held	attended	held	attended	held	attended	held	attended	held	attended
Ernest S. Pinner (chairman)	10	10							10	10
James H. Bingham	10	9							10	10
G. Robert Blanchard, Jr.	10	10	9	9	5	4			24	23
C. Dennis Carlton	10	10					1	1	11	11
Michael F. Ciferri	10	9			5	5			15	14
John C. Corbett	10	10							10	10
Griffin A. Greene	10	10	9	9	5	5			24	24
Charles W. McPherson	10	9					1	1	11	10
G. Tierso Nunez, II	10	10	9	9					19	19
Thomas E. Oakley	10	9			5	5	1	1	16	15
William K. Pou, Jr.	10	10	9	9					19	19
Daniel R. Richey	10	8	9	9					19	17
Joshua A. Snively	10	8			5	5			15	13

Director Compensation table

Our non-employee Director compensation for 2015 is shown in the Director Compensation Table presented below.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-Equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
James H. Bingham	$44,350	$15,000	---	---	---	---	$59,350
G. Robert Blanchard, Jr.	$41,200	$15,000	---	---	---	---	$56,200
C. Dennis Carlton	$50,500	$15,000	---	---	---	---	$65,500
Michael F. Ciferri	$46,274	$15,000	---	---	---	---	$61,274
Griffin A. Greene	$50,750	$15,000	---	---	---	---	$65,750
Charles W. McPherson	$51,700	$15,000	---	---	---	---	$66,700
G. Tierso Nunez II	$74,600	$15,000	---	---	---	---	$89,600
Thomas E. Oakley	$46,000	$15,000	---	---	---	---	$61,000
William Knox Pou, Jr.	$39,400	$15,000	---	---	---	---	$54,400
Daniel R. Richey	$41,100	$15,000	---	---	---	---	$56,100
Joshua A. Snively	$41,300	$15,000	---	---	---	---	$56,300

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Greene, Oakley, Snively, Ciferri and Blanchard, each of whom is an independent director under the Nasdaq rules. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any entity which has an executive officer or director serving as a member of the Company’s Compensation Committee or Board of Directors. In addition, no executive officer of the Company served as a member of the compensation committee or board of directors of another entity, where one of the executive officers also served on the Compensation Committee or the Board of Directors of the Company.

CERTAIN RELATED TRANSACTIONS

Our subsidiary bank has outstanding loans to certain of our directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the banks and did not involve more than the normal risk of collectability or present other unfavorable features.

Our Board of Directors has adopted a written policy with respect to related party transactions. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $25,000 when aggregated with all similar transactions, or (iii) loans made by our subsidiary bank in the ordinary course of business, on substantially the same terms, including rates and collateral as those prevailing at the time for comparable loans with persons not related to the lending bank, and not involving more than a normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction may be consummated or may continue only if (i) our Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the transaction is approved by the disinterested members of our Board of Directors, or (iii) the transaction involves compensation that has been approved by our Compensation Committee.

A copy of this policy is included on our website at www.centerstatebanks.com. All related party transactions in 2015 which were required to be reported in this Proxy Statement were approved by either the Audit Committee, the Board of Directors or the Board of Directors of our subsidiary bank.

The Company has paid real estate commissions to Director Bingham, or a Company he controls, related to the sale of various pieces of bank owned real estate. Total fees for year 2015 were less than $25,000 and not considered material by the Board of Directors.

NOMINATING COMMITTEE

We have established a Nominating Committee of the Board of Directors consisting of Directors Carlton (Chairman), Oakley and McPherson, each of whom is an independent director as defined under the NASDAQ rules. The Committee held one meeting during 2015. The Nominating Committee operates pursuant to a written charter that has the exclusive right to recommend candidates for election as directors to the Board. A copy of this charter is included on the Company’s website at www.centerstatebanks.com. We do not have a formal diversity policy. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, candidates must be aware of the director’s vital part in our good corporate citizenship and corporate image, have time available for meetings and consultation on Company matters, and be willing to assume broad, fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Nominating Committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders. The Nominating Committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to our President at our principal executive office not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in the solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Our Board has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to our Board of Directors at 42745 U.S. Highway 27, Davenport, Florida 33837, attention: President and Chief Executive Officer. All communications will be compiled by the President and Chief Executive Officer and submitted to the members of the Board.

AUDIT COMMITTEE REPORT

Our Board of Directors has an Audit Committee which consists of Directors Nunez, Greene, Pou, Richey and Blanchard each of whom is an independent director pursuant to the independence standards of the Sarbanes-Oxley Act of 2002, and as defined under the rules of the Financial Industry Regulatory Authority. Mr. Nunez is the chairman of the Committee and has been designated a “financial expert” pursuant to the provisions of the Sarbanes-Oxley Act of 2002. The board of directors has deemed Mr. Nunez to meet the criteria for a “financial expert” as defined by the Sarbanes-Oxley Act of 2002, which basically is limited to those who have prepared or audited comparable company financial statements. The Committee held 9 meetings during 2015. The Audit Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. A copy of this Audit Committee charter and the Company’s pre-approval policy for audit and non-audit services are included in the Company’s website at www.centerstatebanks.com.

The responsibilities of the Audit Committee include recommending to the Board an auditing firm to serve as our independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, our internal audit personnel and the independent auditors regarding the following:

•	the plan for, and the independent auditors’ report on, each audit of our financial statements, and

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules

This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter. The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2015 was compatible with applicable independence standards.

Management is responsible for the preparation and presentation of our financial statements and its overall financial reporting process and, with the assistance of our internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in our annual report. The Committee took a number of steps in making this recommendation for 2015. First, the Audit Committee discussed with our independent auditors, those matters the auditors communicated to the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the auditor’s independence with the auditors and received a letter from the auditors regarding independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with our management and the auditors, our audited financial statements as of, and for the year ended, December 31, 2015.

Based on the discussions with the auditors concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board that our Annual Report on Form 10-K include these financial statements.

Audit Committee

G. Tierso Nunez II, Chairman

G. Robert Blanchard, Jr.

Griffin A. Greene

William Knox Pou, Jr.

Daniel R. Richey

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these Proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, an advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our shareholders. For 2015, the principal compensation components for our executive officers were: base salary, annual bonus, and equity-based incentive compensation. Please read the section entitled “Compensation Discussion and Analysis” for additional information about our executive compensation programs, including information about the 2015 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation arrangements with our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation rules, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

This “say-on-pay” vote is advisory, and therefore is not binding on CenterState, the Compensation Committee or our Board of Directors. The shareholder vote does not create or imply any change to the fiduciary duties of our Board of Directors, create or imply any additional fiduciary duties for our Board of Directors, and will not be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

The board of directors unanimously recommends a vote “FOR” the approval of the resolution above, relating to the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2016. Crowe Horwath LLP has audited our consolidated financial statements for the three year period ending December 31, 2015. While we are not required to do so, we are submitting the appointment of Crowe Horwath LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit Committee may reconsider its selection. We anticipate that a representative of Crowe Horwath LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from shareholders.

The board of directors unanimously recommends a vote “FOR” the ratification of the appointment of Crowe Horwath LLP to serve as the independent registered public accounting firm for the year ending December 31, 2016.

Fees Paid to the Independent Auditor

The following sets forth information on the fees paid by us to Crowe Horwath LLP for 2015 and 2014.

	2015	2014
Audit fees	$601,350	$595,000
Audit-related fees	104,652	124,456
Tax fees	6,000	---

Subtotal	712,002	719,456
All other fees	---	---

Total fees	$712,002	$719,456

Services Provided by Crowe Horwath LLP

All services rendered by Crowe Horwath LLP in 2015 and 2014 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. Pursuant to SEC rules, the fees paid to Crowe Horwath for services are disclosed in the table above under the categories listed below.

1)	Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)	Audit-Related Fees – These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. These fees were for services performed related to audit and SEC related requirements pursuant to several acquisitions and potential acquisitions considered by the Company and other related services all of which were approved by the Audit Committee.

3)	Tax Fees – These are fees for professional services performed by Crowe Horwath with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for us and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items. No such services were performed in 2015 or 2014. However, Crowe Horwath has been engaged to assist us with an ongoing IRS examination related to a financial institution we acquired in 2014. The $6,000 was a progress payment.

4)	All Other Fees – These are fees for other permissible work performed by Crowe Horwath that do not meet the above category descriptions.

These services are actively monitored (both as to spending level and work content) by our Audit Committee to maintain the appropriate objectivity and independence in the core work of Crowe Horwath, the auditors of our consolidated financial statements.

Pre-Approval Policies and Procedures

The Audit Committee has implemented procedures under an Audit Committee Pre-Approval Policy of Audit and Non-Audit Services to insure that all audit and permitted non-audit services provided to the Company are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant or specific audit and non-audit services, within approved monitoring limits. If a proposed service has not been pre-approved pursuant to the policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by the Company’s independent accountant. Any pre-approved service exceeding the pre-approved monitoring limits requires specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

A shareholder who wishes to present a proposal for inclusion in the proxy materials relating to the 2017 Annual Meeting of Shareholders should submit his or her proposal so that it is received by us at our principal executive office on or before December 1, 2016. After that date, a proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of CenterState common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. To our knowledge, based solely upon a review of forms furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2015, all Section 16(a) filings applicable to our officers and directors were complied with in a timely fashion.

OTHER INFORMATION

Proxy Solicitation

The cost of soliciting proxies for the Annual Meeting will be paid by us. In addition to solicitation by use of the mail, proxies may be solicited by our directors, officers, and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made to furnish copies of proxy materials to custodians, nominees, fiduciaries and brokerage houses for forwarding to beneficial owners of CenterState common stock. Such persons will be paid for reasonable expenses incurred in connection with such services.

Miscellaneous

Our management does not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote on such matters in accordance with the recommendation of our Board of Directors.

Upon the written request of any person whose proxy is solicited by this proxy statement, we will furnish to such person without charge (other than for exhibits) a copy of our Annual Report on Form 10-K for its fiscal year ended December 31, 2015, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Written requests may be made to CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, FL 33837, Attention: Corporate Secretary.

CENTERSTATE BANKS, INC.

Annual Meeting of Shareholders

April 28, 2016 10:00 AM

This proxy is solicited by the Board of Directors

CenterState Banks, Inc.

The undersigned hereby appoints Stephen D. Young and Jennifer Idell, or either of them, with individual power of substitution, proxies to vote all shares of the common stock of CenterState Banks, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 28, 2016 beginning at 10:00 a.m., and at any adjournment thereof.

SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE SIDE, FOR APPROVAL OF AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED OR PROVDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR TELEPHONE.

Continued and to be signed on reverse side

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors
The Board of Directors recommends you vote FOR the election of the following nominees	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐

01	James H. Bingham	02	G. Robert Blanchard, JR	03	C. Dennis Carlton	04	John C. Corbett
05	Griffin A. Greene	06	Charles W. McPherson	07	G. Tierso Nunez II	08	Thomas E. Oakley
09	Ernest S. Pinner	10	William K. Pou, JR	11	Joshua A. Snively	12	Michael F. Ciferri
13	Daniel R. Richey

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Approval of the advisory resolution to approve the compensation of our named executive officers.	☐	☐	☐

3.	Approval of the proposal to ratify the appointment of the independent registered public accounting firm.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature (Joint Owner)	Date